Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Dated as of April 2, 2018

by and among

Craig Brauff, individually and as Seller Representative

Julie Lomax Brauff,

Alexandra Brauff Gift Trust U/A 12/21/12,

Courtney Brauff Gift Trust U/A 12/21/12,

Julie Lomax Gift Trust U/A 12/21/12

and

Zix Corporation

i

ii

EXHIBITS

Exhibit A	Calculation of Working Capital

Exhibit B	Form of Selling Shareholder Acknowledgement

Exhibit C	Employee Retention Plan

SCHEDULES

Disclosure Schedule

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of April 2, 2018 (this “Agreement”), by and among Craig Brauff, an individual resident of the State of Washington, Julie Lomax Brauff, an individual resident of the State of Washington, Shari Wood-Richardson, as Trustee of the Alexandra Brauff Gift Trust U/A 12/21/12, Shari Wood-Richardson, as Trustee of the Courtney Brauff Gift Trust U/A 12/21/12, and Julie A. Lomax, as Trustee of the Julie Lomax Gift Trust U/A 12/21/12 (each, a “Selling Shareholder” and, together, the “Selling Shareholders”), Craig Brauff, in his capacity as Seller Representative, and Zix Corporation, a Texas corporation (“Purchaser”).

RECITALS

WHEREAS, the Selling Shareholders are the record and beneficial owners of One Hundred Thousand (100,000) shares of Common Stock (the “Shares”) of CM2.COM, Inc., a Washington corporation (the “Company”), which Shares represent all of the issued and outstanding capital stock of the Company; and

WHEREAS, Purchaser desires to purchase from the Selling Shareholders, and the Selling Shareholders desires to sell to Purchaser, the Shares, in each case subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meaning specified or referred to in this Section 1.01:

“Acquisition” means the purchase and sale of the Shares.

“Affiliate” as applied to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Data Protection Laws” means all Applicable Laws relating to privacy, data protection and data security, including with respect to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), processing, retention, and/or disposal of Personal Information, Cardholder Data, Sensitive Authentication Data and User Data.

“Applicable Law” means any Law applicable to any relevant Person or its business, assets, liabilities, operations, officers, directors, employees, consultants or agents.

“Authorized Action” has the meaning set forth in Section 7.01(e).

“Balance Sheet” means the unaudited balance sheet of the Company included in the Financial Statements.

“Balance Sheet Date” means December 31, 2017.

“Business” means the business, operations, assets and liabilities of the Company as of the date of this Agreement.

“Business Day” means any day other than: (i) Saturday, (ii) Sunday or (iii) any other day in which banking institutions in New York, New York are required or authorized by law to be closed.

“Business Intellectual Property” has the meaning set forth in Section 3.09(a)(i).

“Business Registered Intellectual Property” has the meaning set forth in Section 3.09(a)(ii).

“Cardholder Data” shall have the meaning set forth in the Payment Card Industry (PCI) Data Security Standard Glossary.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Amount” means the Closing Purchase Price minus the Holdback Amount.

“Closing Purchase Price” has the meaning set forth in Section 2.01.

“Closing Purchase Price Adjustment” has the meaning set forth in Section 2.04d).

“Closing Working Capital” means the Working Capital as of the close of business on the Closing Date, as finally determined in a manner consistent with Exhibit A and the other procedures set forth in Section 2.04.

“Closing Working Capital Change Amount” means the absolute difference between the Closing Working Capital and the Estimated Working Capital.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.15(a).

“Company Cash” means all cash, cash equivalents, liquid investments and marketable securities of the Company, plus all deposited but uncleared bank deposits of the Company and less all outstanding undrawn checks of the Company.

“Company Cash Amount” means the total amount of Company Cash as of immediately prior to the Closing.

“Company Debt” means, with respect to the Company, (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, all liabilities in respect of mandatorily redeemable or purchasable membership interests or securities convertible into membership interests, and any interest (including accrued interest), premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (ii) all liabilities for the deferred purchase price of property or services, including all seller notes and earnout payments; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases or finance leases; (iv) any prepayment penalties or acceleration payments payable in connection with the prepayment of indebtedness following the Closing, in each case with respect to indebtedness outstanding as of the Closing; (v) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by the Company with respect to any liabilities described in clauses (i) or (ii) above; (vi) any negative cash or overdraft balances; (vii) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured; and (viii) all outstanding amounts payable to Affiliates of the Company or the Selling Shareholders.

“Company Debt Amount” means the aggregate outstanding balance of all Company Debt (principal and accrued interest) of the Company as of the Closing Date (excluding any Company Debt which is discharged by or on behalf of the Company prior to or in connection with the Closing).

“Company Employee” has the meaning set forth in Section 3.16(a).

“Company Intellectual Property” has the meaning set forth in Section 3.09(a).

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Permits” means all Permits issued or granted to the Company that are material to the conduct of the Business.

“Company Released Parties” has the meaning set forth in Section 5.06(a).

“Company Transaction Expenses” means (i) all costs and expenses (including legal, accounting and investment banking fees and expenses) incurred by or on behalf of any of the Selling Shareholders or the Company in connection with the negotiation, performance, execution, and delivery of this Agreement that remain outstanding and unpaid at the Closing,

(ii) all change of control, bonus, severance or similar payments that become due and payable as a result of the consummation of the Acquisition and/or the other transactions contemplated hereby, and (iii) those payments set forth in Section 1.01(a) of the Disclosure Schedule.

“Conclusive Closing Statement” has the meaning set forth in 0.

“Confidential Information” has the meaning set forth in Section 5.05(b).

“Consent” means any consent, approval, license, permit, order or authorization.

“Continuing Employees” has the meaning set forth in Section 5.04(a).

“Contract” means any contract, lease, license, indenture, instrument, agreement, commitment or other legally binding arrangement.

“Disclosure Schedule” means the Disclosure Schedule attached hereto and delivered by the Selling Shareholders to Purchaser concurrent with the execution of this Agreement.

“Disputed Items” has the meaning set forth in Section 2.04(c)(ii).

“Employee Retention Plan” has the meaning set forth in Section 5.09(a).

“Environmental Laws” has the meaning set forth in Section 3.18(a).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Working Capital” means the amount set forth on the Preliminary Closing Statement as the Company’s good faith estimate of Working Capital as of the close of business on the Closing Date, determined in a manner consistent with Exhibit A and the other procedures described in Section 2.04.

“Estimated Working Capital Change Amount” means the absolute difference between the Estimated Working Capital and the Target Working Capital.

“Final Closing Statement” has the meaning set forth in Section 2.04b).

“Financial Statements” has the meaning set forth in Section 3.05a).

“Firm” has the meaning set forth in Section 2.04(c)(iii).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Standing; Governing Instruments; Authority), Section 3.02 (Capital Stock of the Company), Section 3.03 (Title to Shares), Section 3.15 (Benefit Plans), Section 3.25 (Transactions with Affiliates) and Section 3.26 (Brokers’ Fees).

“GAAP” means generally accepted accounting principles in the United States, as used and consistently applied by the Company or similar businesses in connection with the preparation of its most recent financial statements.

“Governing Documents” means, with respect to any Person, such Person’s certificate or articles of incorporation or formation (as applicable) and the by-laws or limited partnership or limited liability company agreement (as applicable) or any similar document or instrument.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Holdback Amount” means an amount equal to $2,250,000.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Intellectual Property Rights” has the meaning set forth in Section 3.09(a)(ii).

“Interim Balance Sheet” has the meaning set forth in Section 3.05(a).

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order or decree.

“Key Employee” means each of the individuals listed in Section 2.03(a)(iii) of the Disclosure Schedules.

“Key Employee Bonus Plan” means the Liquidity Event Bonus Agreements with Jesse Perbix, Calvin Cochran and Justin Perkins.

“Key Employee Bonuses” means the bonuses to be paid to the Key Employees pursuant to the Key Employee Bonus Plan.

“Knowledge of the Selling Shareholders” means the actual knowledge of (i) with regard to all matters, Craig Brauff and Julie Brauff; (ii) with regard to all matters other than those matters and portions of the Business described in Sections 3.08 (Software; Products; Services; Computer Systems) and 3.09 (Intellectual Property), Jesse Perbix; and (iii) with regard to all matters regarding those portions of the Business described in Sections 3.08 (Software; Products; Services; Computer Systems) and 3.09 (Intellectual Property), Calvin Cochran and Justin Perkins.

“Law” means any domestic or foreign, federal, state, common or local law, statute, ordinance, code, order, rule, policy, guidance, regulation, administrative interpretation, order, writ, injunction, directive, judgement, decree or other legal requirement of any Governmental Entity.

“Leased Property” means any real property and interests in real property leased by the Company.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, title defect or restriction, objection, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, license, encumbrance, claim, charge or other encumbrance of any kind or nature whatsoever.

“Losses” means all losses, liabilities, claims, damages, interest, fines, demands, awards, assessments, costs, payments, penalties, or expenses, including reasonable legal fees and costs of investigation.

“Material Contract” means, as of the date of this Agreement, each of the following written or oral Contracts to which the Company is a party or by which any assets or properties of the Company are bound (collectively, the “Material Contracts”):

(a) employment Contracts that provide for annual cash compensation in excess of fifty thousand dollars ($50,000) or are not terminable by the Company by notice of not more than ninety (90) days for a cost of less than twenty thousand dollars ($20,000);

(b) collective bargaining agreements or other Contracts with any Union;

(c) Contracts that restrict the Company from engaging in any business or line of business or competing with any other specific Person or from conducting its business in any geographic area;

(d) Contracts with a non-solicitation or no-hire provision;

(e) Contracts (other than employment agreements covered by clause (i) above or other Company Benefit Plans) with officers or directors of the Company;

(f) Real Property Leases;

(g) leases, subleases or similar Contracts with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, in the case of either clause (A) or (B), which provides for a future liability or receivable, as the case may be, in excess of fifty thousand dollars ($50,000) annually and is not terminable by the Company by notice of not more than ninety (90) days or for a cost of less than twenty thousand dollars ($20,000);

(h) Contracts under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness of the Company, in each case other than (A) indebtedness owed to the Selling Shareholders or any Affiliate of the Selling Shareholders to be discharged on or prior to Closing and (B) trade payables arising in the ordinary course of business;

(i) guarantees of obligations of third parties, excluding guarantees involving the potential expenditure by the Company of less than twenty-five thousand dollars ($25,000) in any instance and one hundred thousand dollars ($100,000) in the aggregate;

(j) Contracts for the sale of any material asset of the Company (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the Consent of any party to the transfer thereof;

(k) Contracts under which the Company receives rights to any material items of Company Intellectual Property or licenses any Company Intellectual Property to any third party;

(l) any Contract pursuant to which the Company has deposited or is required to deposit with any person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property;

(m) any Contract to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property Rights infringement, misappropriation or violation;

(n) Contracts relating to the Business providing for payments by or to the Company in excess of twenty-five thousand dollars ($25,000) in any fiscal year or require performance by the Company more than two years from the date hereof;

(o) Contracts for any joint venture, partnership or similar arrangement;

(p) Contracts under which the Company has received any grants and/or other such financial assistance from any Governmental Entity;

(q) any other material Contract not made in the ordinary course of business; and

(r) each outstanding offer or commitment to enter into any Contract of the nature described in subsections (a) through (q) above.

“Material Adverse Effect” means, with respect to any Person, any event, change, occurrence, circumstance, development or effect having a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of such Person, taken as a whole; provided, however, that events, changes, occurrences, circumstances, developments or effects to the extent resulting from any of the following shall not be considered in determining whether a Material Adverse Effect has occurred: (i) general economic or political conditions affecting the economies in the jurisdictions in which a Person conducts business; (ii) any changes in financial, banking or securities markets in general, including any disruption of such markets and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities, terrorism or other political events, or any natural disaster or weather-related event, upon any jurisdiction in which a Person conducts business, or the escalation or worsening of such events; (iv) any action expressly required or permitted by this Agreement; or (v) any changes in Applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation of such Applicable Law or rules; provided further, that if any event, circumstance, occurrence, development, change or effect described in any of the foregoing clauses (i), (ii), (iii) or (v) has a disproportionate adverse effect on such Person, taken as a whole, relative to other similarly situated participants in the industries in which a Person operates, then such adverse effect shall be considered in determining whether a “Material Adverse Effect” has occurred, but in each such case only to the extent that such effect is disproportionately adverse to such Person, taken as a whole, relative to such other similarly situated participants.

“Materiality Qualifications” means, with respect to the representations, warranties, covenants and agreements of any party or parties, all qualifications or exceptions contained therein based on materiality (including any qualifications related to the presence or absence of a Material Adverse Effect) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” “would not reasonably be expected to be material” or similar qualifiers.

“Non-Employee” has the meaning set forth in Section 3.15(o).

“Notice of Disagreement” has the meaning set forth in Section 2.04(c).

“Off-the-Shelf Software” has the meaning set forth in Section 3.09(n).

“OMW” has the meaning set forth in Section 7.09.

“Permit” means any franchise, permit, certificate, license, Consent, filing, sanction, registration, variance, exemption, order, authorization or approval from, and filings with, all Governmental Entities.

“Permitted Liens” means: (i) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established therefor in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, maritime, landlord’s, and statutory liens and rights in rem and other similar Liens arising or incurred in the ordinary course of business; (iii) zoning, entitlement and other land use requirements under Laws promulgated by Governmental Entities; and (iv) the Liens set forth in Section 1.01(b) of the Disclosure Schedule.

“Person” means any individual, sole proprietorship, firm, corporation, partnership, limited liability company, trust, joint venture, unincorporated association, Governmental Entity or other entity.

“Personal Information” means any information from which an individual or device may be identified, including, but not limited to, name, address, telephone number, email address, username and password, photograph, government-issued identifier (including social security number and driver’s license number), or any other data used or intended to be used to identify, contact or precisely locate an individual.

“Pre-Closing Tax Period” means any taxable period ending on or before, and the portion of any Straddle Period ending on, the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 2.04a).

“Proceeding” means any suit, action or proceeding or legal, administrative, arbitration or governmental investigation.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Benefit Plans” has the meaning set forth in Section 5.04(a).

“Purchaser Indemnitees” has the meaning set forth in Section 6.01(a).

“Real Property Leases” means all leases, subleases or similar Contracts, written or verbal, in effect with respect to the Leased Property.

“Recipients” has the meaning set forth in Section 5.02.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Section 338 Allocations” has the meaning set forth in Section 5.08(e).

“Section 338 Forms” has the meaning set forth in Section 5.08(d).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.08(d).

“Seller Representative” has the meaning set forth in Section 7.01.

“Selling Shareholders Indemnitees” has the meaning set forth in Section 6.02.

“Selling Shareholder’s Claims” has the meaning set forth in Section 5.06(a).

“Selling Shareholders” has the meaning set forth in the Preamble.

“Sensitive Authentication Data” shall have the meaning set forth in the Payment Card Industry Data Security Standard Glossary, Abbreviations and Acronyms.

“Shares” has the meaning set forth in the Preamble.

“Software” has the meaning set forth in Section 3.08(a).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Target Working Capital” means $142,313.00.

“Tax Election Amount” means $100,000.00.

“Taxes” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, escheat and unclaimed property obligations, withholding, payroll, employment, unemployment, workers’ compensation, disability, excise, real property, personal property, customs, net worth, capital stock, capital gains, special assessment, profits, windfall profits, transfer, registration, stamp, customs, documentary, social security, environmental, estimated, alternative minimum, add-on minimum, occupation, recapture and other taxes, including all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability in respect of the foregoing payable by reason of Contract (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), assumption, transferee or successor liability, operation of Law, having been a member of an affiliated, consolidated, combined or unitary group on or prior to Closing, including pursuant to Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of Applicable Law (or any predecessor or successor thereof), or otherwise.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Returns” means all returns, declarations, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Third Party Claim” has the meaning set forth in Section 6.04(a).

“Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

“Union” has the meaning set forth in Section 3.16(b).

“Unearned Revenue Amount” means, as of any given time, the amount equal to unfulfilled customer obligations, historically presented as “Unearned Revenue” on the balance sheet of the Company, as set forth on the books and records of the Company and as determined in a manner consistent with the past practice of the Company. For example, the Unearned Revenue Amount as of February 28, 2018 was $1,281,012, as set forth in the Interim Balance Sheet opposite the entry “Unearned Revenue.”

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from Company data or any website of the Company, including but not limited to: (i) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages, video or other content visited or viewed), whether or not such information is associated with an identifiable individual; and (ii) Internet Protocol addresses or other persistent identifiers.

“Working Capital” means the amount equal to (i) the current assets of the Company, including current Tax assets but excluding Company Cash, minus (ii) the current liabilities of the Company, including current Tax liabilities, in each case as of the Closing Date, as determined in accordance with Exhibit A and calculated in a manner consistent with the example calculation set forth therein. Notwithstanding anything to the contrary herein, none of the following will be taken into account for purposes of calculating Working Capital: (1) any unfunded liabilities arising outside the ordinary course of business arising in connection with the transactions contemplated hereby, and (2) any liabilities being paid in full at or prior to the Closing. For the avoidance of doubt, Working Capital can be a positive or a negative number.

Section 1.02 Interpretations and Rules of Construction; Exhibits and Disclosure Schedule; Certain Definitions. The Article, Section and paragraph headings contained in this Agreement, in any Exhibit hereto or the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Exhibits and Schedules hereto) and not to any particular provision of this Agreement. A “predecessor” of any Person that is a corporation shall mean another corporation that was merged with or into such Person pursuant to the statutory merger provisions of any applicable jurisdiction, as reflected in the Governing Documents of such Person filed with the appropriate Governmental Entity in the jurisdiction in which such Person is incorporated. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “if” means “if and only if.” The word “or” is not exclusive and means “and/or”, unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. Unless otherwise specified by use of the term “Business Day” or “Business Days”, all references to any period of days shall be deemed to be the relevant number of calendar days. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

Section 2.01 Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, the total consideration to be paid by Purchaser to the Selling Shareholders in consideration of the sale, conveyance, transfer and delivery to Purchaser of the Shares, free and clear of all Liens (the “Purchase Price”), shall equal the Closing Purchase Price, as adjusted pursuant to Section 2.04. The “Closing Purchase Price” shall equal the net amount of the following payments:

(i) $15,000,000.00 in cash;

(ii) plus the Tax Election Amount;

(iii) minus the Unearned Revenue Amount;

(iv) minus the Company Debt Amount;

(v) plus the Company Cash Amount;

(vi) plus (if the Estimated Working Capital is greater than the Target Working Capital) or minus (if the Target Working Capital is greater than the Estimated Working Capital) the Estimated Working Capital Change Amount; and

(vii) minus the Company Transaction Expenses.

The Purchase Price shall be subject to adjustment as described in Section 2.04.

Section 2.02 Closing. The closing (the “Closing”) with respect to the transactions contemplated hereby shall take place at the offices of Baker Botts L.L.P. located at 2001 Ross Avenue, Dallas, Texas, contemporaneously with the execution and delivery of this Agreement by the parties hereto, or at such other place (including, but not limited to, remotely through the electronic exchange of documents) as shall be agreed between the Selling Shareholders and Purchaser.

Section 2.03 Transactions To Be Effected; Deliveries.

(a) At the Closing, Purchaser shall pay by wire transfer of immediately available cash funds:

(i) to each recipient listed in Section 2.03a)i) of the Disclosure Schedule, an amount equal to the respective unpaid principal amount of, all interest on, all premiums, if any, and all other costs, expenses and other amounts owed to such recipient in respect of, the Company Debt;

(ii) to each applicable payee thereof listed in Section 2.03(a)(ii) of the Disclosure Schedule, the Company Transaction Expenses payable to each such payee set forth opposite such payee’s name in Section 2.03(a)(ii) of the Disclosure Schedule;

(iii) to each applicable Key Employee, the Key Employee Bonuses payable to each such Key Employee set forth opposite his or her name in Section 2.03(a)(iii) of the Disclosure Schedule to the extent not already paid by the Company immediately prior to Closing; and

(iv) to the bank accounts of the Selling Shareholders listed in Section 2.03(a)(iv) of the Disclosure Schedule, their respective portion of the Closing Date Amount, as determined in accordance with Section 2.01 and based on the data and calculations set forth in the Preliminary Closing Statement, in each case in an amount equal to the result obtained by multiplying the Closing Date Amount by the respective distribution percentage set forth opposite each Consideration Recipient’s name on Section 2.03(a)(iv) of the Disclosure Schedule.

Notwithstanding the foregoing, the parties agree that all amounts of Company Debt, Key Employee Bonuses and Company Transaction Expenses shall be deemed to have been paid by the Company or the Selling Shareholders, as appropriate, on the day immediately prior to the Closing.

(b) At the Closing, the Selling Shareholders shall execute and/or deliver or cause to be delivered to Purchaser:

(i) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed;

(ii) a certificate from each Selling Shareholder stating that such Selling Shareholder is not a “foreign person” within the meaning of, and which certificate complies with, the provisions of Treasury Regulations Section 1.1445-2(b)(2)(iv);

(iii) a certificate of the Secretary or comparable official of the Company, dated as of the Closing Date, affixing and attesting to:

(A) any resolutions of the Company board of directors authorizing the execution, delivery and performance of any of the payments, or the consummation of any of the transactions contemplated hereby;

(B) copies of the Governing Documents of the Company; and

(C) a good standing certificate from the Secretary of State of the jurisdiction of organization of the Company and each state where the Company is qualified to do business as a foreign entity, in each case dated not earlier than the tenth (10th) Business Day prior to the Closing

(iv) an acknowledgement from the Selling Shareholders, in the form attached hereto as Exhibit B, acknowledging receipt of each such Selling Shareholder’s portion of the Closing Date Amount;

(v) written resignations by all Persons who are officers or directors of the Company;

(vi) evidence that the Promissory Note, dated August 8, 2017, between the Company and 321 Burnett Investments LLC has been repaid in full to the Company and that no further amounts remain outstanding thereunder;

(vii) the Section 338 Forms;

(viii) each of the third party Consents set forth on Section 2.03(b)(ix) of the Disclosure Schedule in form and substance reasonably satisfactory to Purchaser; and

(ix) such other documents, instruments, third party Consents, opinions and certificates in connection with the transactions contemplated hereby as Purchaser may reasonably request, in form and substance reasonably satisfactory to Purchaser and its counsel.

(c) At the Closing, Purchaser shall deliver to the Selling Shareholders:

(i) evidence of payment of the amounts in Section 2.03(a) above;

(ii) a certificate of the Secretary or comparable official of Purchaser, dated as of the Closing Date, affixing and attesting to a certificate of incumbency of such Person(s) executing this Agreement or any other agreement or document on behalf of Purchaser;

(iii) such other documents, instruments, third party Consents, opinions and certificates in connection with the transactions contemplated hereby as the Selling Shareholders may reasonably request, in form and substance reasonably satisfactory to the Selling Shareholders and their counsel.

(d) After the Closing, the Selling Shareholders or Purchaser, as the case may be, shall make the payments as contemplated by Section 2.04.

Section 2.04 Closing Purchase Price Adjustment.

(a) Not less than three (3) Business Days prior to the date hereof, the Selling Shareholders shall have caused the Company to prepare and deliver to Purchaser a statement (the “Preliminary Closing Statement”) setting forth the Company’s good faith estimate of the (i) Unearned Revenue Amount, (ii) Company Debt Amount, (iii) Company Cash Amount, (iv) Transaction Expenses, (v) Estimated Working Capital and (vi) Estimated Working Capital Change Amount, each determined in accordance with this Agreement. The Preliminary Closing Statement has been prepared by the Company in good faith in accordance with Exhibit A and has been certified by the Seller Representative to be their good faith estimate of all such items as of the Closing Date.

(b) As promptly as practicable following the Closing Date and in any event within ninety (90) days after the Closing Date, Purchaser shall prepare a statement (the “Final Closing Statement”) setting forth Purchaser’s calculation of the (i) Unearned Revenue Amount, (ii) Company Debt Amount, (iii) Company Cash Amount, (iv) Transaction Expenses, (v) Closing Working Capital and (vi) Closing Working Capital Change Amount, each determined in accordance with this Agreement. The Final Closing Statement shall be prepared by Purchaser in good faith in accordance with Exhibit A and shall be certified by an officer of Purchaser to be its good faith calculation of all such items as of the Closing Date. Purchaser shall promptly provide the Seller Representative with such information and documentation as the Selling Shareholders reasonably requests to allow the Seller Representative to examine the accuracy of the Final Closing Statement.

(c) Dispute Resolution.

(i) After the Seller Representative’s receipt of the Final Closing Statement, the Seller Representative and his representatives (including the Selling Shareholders’ independent auditors, counsel and financial advisors) shall have thirty (30) days to review the Final Closing Statement and the working papers relating thereto. The Final Closing Statement (and the calculations contained therein) shall become final, binding and conclusive on the thirtieth (30th) day following delivery thereof, unless the Seller Representatives give written notice of their disagreement with the Final Closing Statement (a “Notice of Disagreement”) to Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical or factual errors, errors of interpretation, or based on the Closing Purchase Price, or any component thereof, not being calculated in accordance with this Agreement.

(ii) During the thirty (30) day period following the delivery of a Notice of Disagreement (the “Resolution Period”), the Seller Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement (the “Disputed Items”), and all other items (and all calculations relating thereto) will be final, binding and conclusive. Any resolution by the Seller Representative and Purchaser during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive.

(iii) At the end of the Resolution Period, the Seller Representative and Purchaser shall submit to the Firm any and all Disputed Items remaining in dispute (and only such items). The Firm shall be an independent public accounting firm or consulting firm as shall be agreed upon by the Seller Representative and Purchaser in writing (the “Firm”). The Firm shall determine only those Disputed Items remaining in dispute, consistent with this Section 2.04(c), and shall request a statement from the Selling Shareholders and Purchaser regarding such Disputed Items. In resolving each Disputed Item, the Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party. The Selling Shareholders and Purchaser shall give the Firm access to all documents, records, work papers, facilities and personnel of such party as reasonably necessary to perform its function as arbitrator. If any party fails to submit a statement regarding any Disputed Item submitted to the Firm within the time determined by the Firm or otherwise fails to give the Firm access as reasonably requested, then the Firm shall render a decision based solely on the evidence timely submitted and the access afforded to the Firm by the Seller Representative and Purchaser. The Firm shall be instructed to deliver to the Seller Representative and Purchaser, within thirty (30) days following submission, a written determination of the Disputed Items submitted to the Firm, which determination shall be final, binding and conclusive.

If a Notice of Disagreement is received by Purchaser in a timely manner, then the Final Closing Statement shall become final, conclusive and binding upon the Selling Shareholders and Purchaser on the earlier of (A) the date the Seller Representative and Purchaser resolve in writing all Disputed Items and (B) the date any Disputed Items are finally resolved in writing by the Firm. The final, binding and conclusive Final Closing Statement based upon agreement or deemed agreement (due to the Selling Shareholders not objecting to the Final Closing Statement delivered by Purchaser as provided above) by the Selling Shareholders and Purchaser pursuant to this Section 2.04(c) and/or written determination delivered by the Firm in accordance with this Section 2.04(c), will be the “Conclusive Closing Statement”. The fees and expenses of the Firm incurred pursuant to this Section 2.04(c) will be paid one-half (1/2) by the Purchaser on the one hand, and one half by the Selling Shareholders on the other hand, provided, however, if the Firm determines the Disputed Items to be within 20% of the Selling Shareholders’ calculation of such Disputed Items as set forth in the Notice of Disagreement, then Purchaser shall be responsible for 100% of the fees and expenses of the Firm, and if the Firm determines the Disputed Items to be within 20% of the Purchaser’s calculation of such Disputed Items as set forth in the Final Closing Statement, then the Selling Shareholders shall be responsible for 100% of the fees and expenses of the Firm. The fees and disbursements of the Selling Shareholders’ independent auditors and other advisors incurred in connection with their review of the Final Closing Statement and preparation of any Notice of Disagreement shall be borne by the Selling Shareholders, and the fees and disbursements of Purchaser’s independent auditors and other advisors incurred in connection with their preparation of the Final Closing Statement and review of any Notice of Disagreement shall be borne by Purchaser.

(d) After the amount of the Closing Purchase Price is finally determined pursuant to Section 2.04(c), an adjusting payment shall be made as follows:

(i) the Purchase Price shall be increased by the amount by which the Closing Purchase Price on the Conclusive Closing Statement exceeds the Closing Purchase Price set forth on the Preliminary Closing Statement, and

(ii) the Purchase Price shall be decreased by the amount by which the Closing Purchase Price on the Conclusive Closing Statement is less than the Closing Purchase Price on the Preliminary Closing Statement (the amount of such increase or decrease being referred to herein as the “Closing Purchase Price Adjustment”).

Within ten (10) Business Days after the Conclusive Closing Statement becomes final and binding on the parties, (A) the Purchaser shall, if the amount of the Closing Purchase Price Adjustment is positive, make payment by wire transfer to the previously designated bank account or accounts, as appropriate, of the Selling Shareholders, as applicable, in immediately available funds in an amount equal to the Closing Purchase Price Adjustment or (B) if the Closing Purchase Price Adjustment is negative, the Closing Purchase Price Adjustment shall be deducted from the Holdback Amount and retained by the Purchaser.

(e) The Estimated Working Capital and the Closing Working Capital shall be calculated (i) using only the same line items listed on Exhibit A which were used to determine the Target Working Capital, (ii) in accordance with the principles set forth on Exhibit A, which was used to determine the elements of Target Working Capital, consistently applied, and (iii) with regard to any element of Working Capital not provided for on Exhibit A, using GAAP consistently applied. The adjustment for Working Capital contemplated by this Section 2.04 is intended to show the change, if any, between the Closing Working Capital and the Target Working Capital, and such change can only be measured if the calculation is made in the same way and in accordance with Exhibit A for both calculations. The scope of the disputes to be resolved by the Firm shall be limited to (i) with respect to the Estimated Working Capital and Closing Working Capital, whether such calculations were done in accordance with Exhibit A or, with regard to any element of Working Capital not provided for on Exhibit A, GAAP, (ii) with respect to all other items on the Final Closing Statement, whether such items were calculated in accordance with this Agreement, and (iii) whether there were mathematical errors or error of interpretation in the Final Closing Statement, and the Firm is not to make any other determination, including any determination as to whether Exhibit A was prepared in accordance with GAAP. Without limiting the generality of the foregoing, the Firm is not authorized or permitted to make any determination as to the accuracy of the amount of Target Working Capital, Section 3.05, or any other representation or warranty in this Agreement or as to compliance by the Selling Shareholders with any of their covenants in this Agreement (other than in this Section 2.04). Any determinations by the Firm, and any work or analyses performed by the Firm, in connection with its resolution of any Disputed Item under this Section 2.04 shall not be admissible in evidence in any Proceeding among the parties other than to the extent necessary to enforce payment obligations under Section 2.04(c).

(f) During the period of time from and after the Closing Date through the resolution of any adjustment to the Closing Purchase Price contemplated by this Section 2.04, Purchaser shall afford, and shall cause the Company to afford, to the Selling Shareholders, its representatives and advisors (including any accountants, counsel or financial advisers) retained by the Selling Shareholders in connection with any adjustment to the Closing Purchase Price contemplated by this Section 2.04, reasonable access during normal business hours to all the books, records and working papers used in the preparation of the financial statements of the Company relevant to the adjustment contemplated by this Section 2.04.

Section 2.05 Withholding. Notwithstanding anything herein to the contrary, Purchaser shall be entitled to deduct and withhold, or cause the Company to deduct and withhold to the extent able, from the consideration otherwise payable under this Agreement to any Person, any amounts required to be withheld with respect to the payment of such consideration under Applicable Law. To the extent that amounts are so deducted and withheld and remitted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

The Selling Shareholders hereby jointly and severally represent and warrant to Purchaser, as follows:

Section 3.01 Organization and Standing; Governing Instruments; Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Company has full corporate power and authority to own, lease or otherwise own its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.01(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or otherwise own any shares, equity or debt securities or other proprietary ownership interest, directly or indirectly, in any other Person, nor is the Company a party to any Contract obligating or permitting the Company to acquire any such shares, securities or proprietary ownership interests. The Company is under no current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

(c) The Selling Shareholders have full power and authority to execute this Agreement, to perform their obligations hereunder, and to consummate the Acquisition and the other transactions contemplated hereby. The Selling Shareholders have duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the Company and Purchaser) this Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies, claims and defenses thereto.

Section 3.02 Capital Stock of the Company.

(a) Section 3.02 of the Disclosure Schedule sets forth the authorized and outstanding equity securities of the Company and the number of equity securities of the Company held by each Selling Shareholder. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not issued in violation of or subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(b) Other than as set forth in Section 3.02(b) of the Disclosure Schedule, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the

Company, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company.

(c) Section 3.02(c) of the Disclosure Schedule sets forth each of the Subsidiaries of the Company and, with respect to each such Subsidiary, its jurisdiction of organization and the percentage ownership interest so owned by the Company. Except as set forth in Section 3.02(c) of the Disclosure Schedule, the Company does not have any obligation to contribute funds to, or acquire securities from, any Person other than its Subsidiaries. The outstanding equity interests of the Subsidiaries held by the Company are validly issued and outstanding, fully paid and non-assessable, free and clear of all Liens. Except as set forth in this Section 3.02(c) of the Disclosure Schedule, the Company owns and controls 100% of the equity interests of each of its respective Subsidiaries. Except for the equity interests of the Subsidiaries owned by the Company, the Subsidiaries have not issued any equity interests, and none are outstanding. No rights are authorized, issued or outstanding with respect to the equity interests of the Subsidiaries, and there are no agreements, understandings or commitments relating to the right of the Company to own, to vote or to dispose of said equity interests except the Governing Documents of such Subsidiaries. None of the equity interests of the Subsidiaries has been issued in violation of the preemptive rights of any Person.

(d) Except as set forth in Section 3.02(d) of the Disclosure Schedule, there are no agreements, written or oral, to which the Company, any of its Subsidiaries or any Selling Shareholder is a party, or among any Selling Shareholders relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act or voting of capital stock, membership interests, equity interests or other securities of or interests in the Company or any Subsidiary. There are no agreements, understandings or commitments relating to the right of the Company to own, to vote or to dispose of equity interests in its respective Subsidiaries except the Governing Documents of such Subsidiaries.

(e) Except as set forth in Section 3.02(e) of the Disclosure Schedule, no Person will be entitled to receive or have any claim to a portion of the Purchase Price, or any other payment or consideration as a result of the transactions contemplated in this Agreement, other than the Selling Shareholders.

Section 3.03 Title to Shares. The Selling Shareholders have good and valid title to the Shares, free and clear of all Liens. Upon delivery to Purchaser at the Closing of certificates representing such Shares, duly endorsed by the Selling Shareholders for transfer to Purchaser, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates or those arising under federal or state securities laws. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

Section 3.04 No Conflicts; Consents. Except as set forth in Section 3.04 of the Disclosure Schedule, the execution and delivery by the Selling Shareholders of this Agreement does not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by the Selling Shareholders with the terms hereof will not, (a) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, any provision of any Governing Documents of the Company, or (b) conflict with or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to any loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, any provision of (i) any Material Contract which the Company is a party or by which any of its properties or assets is bound or (ii) any Permit, Judgment or Law applicable to the Company or its properties or assets. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company (A) in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than those that may be required solely by reason of Purchaser’s (as opposed to any other party’s) participation in the Acquisition and the other transactions contemplated hereby or (B) to prevent the transaction contemplated hereby from constituting a default, resulting in a breach or giving rise to an event of acceleration under any Contract, Lien or Real Property Lease to which any Selling Shareholder is a party or is otherwise bound.

Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.05(a) of the Disclosure Schedule sets forth the unaudited financial statements (balance sheet and income statement) of the Company (the “Financial Statements”), as of and for the fiscal years ended December 31, 2017, 2016 and 2015 (together with all notes and schedules thereto) and an unaudited balance sheet for the period ended February 28, 2018 (the “Interim Balance Sheet”). The Financial Statements have been prepared on a modified cash basis, applied on a consistent basis throughout the periods indicated (and not in conformity with GAAP), and, on that basis, fairly present, in all material respects, the financial condition and results of operations as of the date thereof and for the period indicated. The Financial Statements are based on, and were prepared from, the books and records of the Company.

(b) The Company does not have any debt or other liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required to be reflected on a balance sheet (or the footnotes thereto) prepared in accordance with GAAP except (i) as disclosed, reflected or reserved against on the Balance Sheet or the footnotes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, none of which are material to the Company, taken as a whole, or (iii) for performance obligations under Contracts arising in the ordinary course of business.

(c) The Company is not a party to, nor does it have any commitment to become party to, any joint venture, off-balance sheet, partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, or any Affiliate of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, and any “off-balance sheet arrangements”).

Section 3.06 Assets Other than Real Property Interests or Intellectual Property. The Company has good, valid and marketable title to, or in the case of leased properties and assets, the Company has a valid leasehold interest in, all tangible material assets reflected on the Balance Sheet or thereafter acquired, other than those otherwise disposed of, in the ordinary course of business since the Balance Sheet Date, in each case free and clear of all Liens, other than Permitted Liens. The tangible material assets reflected on the Balance Sheet constitute all of the tangible material assets, properties or interests therein that are necessary for the conduct of the Business as presently conducted.

Section 3.07 Real Property.

(a) The Company does not own, nor has it owned in the past, any real property.

(b) Section 3.07 of the Disclosure Schedule sets forth, as of the date of this Agreement, (A) a true, accurate and complete list and description of the addresses of all Leased Property, (B) the applicable Real Property Lease, including all amendments, exhibits and schedules incorporated therein, (C) the term of the Real Property Lease, (D) rent payable under the Real Property Lease (including base rent and additional rent, however characterized), (E) the amount of any security deposit by the lessee under each Real Property Lease currently held by the lessor, (F) the rights of lessee to assign the Real Property Lease, or sublet any portions of the Leased Real Property, and (G) of all Liens upon or affecting the Selling Shareholders’ rights to or interest in any Real Property Lease (other than Liens imposed on the landlord of such real property). The Leased Property comprises all of the lands and buildings occupied or used by the Company or in which the Company has any interest.

(c) (i) The Company has a valid lease to the leasehold estates in all Leased Property, in each case free and clear of all Liens, other than Permitted Liens, (ii) there are no matters which materially and adversely affect the continued use and enjoyment of all or any part of the Leased Property, (iii) the applicable lessee is in compliance with all requirements of the Real Property Leases regarding environmental matters, and (iv) no transaction affecting the lease of any Leased Property has been entered into by the Company since supplying such lease.

(d) Except as set forth in Section 3.07(d) of the Disclosure Schedule (i) the Company has not sublet, or granted to any other person any right of use, operation or occupancy of, any of the Leased Real Property, nor has the Company agreed to do so, orally or in writing; (ii) the Real Property Lease is not a sublease of any other real property superior in interest to the Real Property Lease; (iii) the Company has not sold, transferred or assigned, or granted any Lien on or otherwise encumbered, all or any portion of its interest under any Real Property Lease, nor has the Company agreed to do so, orally or in writing; and (iv) no Person has a superior or any sub-leasehold interest in, and no Person (other than the Company) has any right to use, operate or occupy, any Leased Real Property.

(e) The Company has made available to Purchaser true, correct and complete copies of (i) all of the Real Property Leases; and (ii) all Lien Instruments with respect to or affecting any of the Leased Real Property or any Real Property Lease (other than Liens imposed on the landlord of such real property). Each of the Real Property Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, free and clear of any Liens, and, except as set forth in Section 3.07(e) of the Disclosure Schedule, there are no offsets or defenses by tenant, or to the Knowledge of the Selling Shareholders, landlord hereunder. There are no existing breaches of or defaults by the Company under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any of the Real Property Leases by the Company or any Affiliate of the Company or, to the Knowledge of the Selling Shareholders, any other Person.

(f) The premises, fixtures, furnishings, and equipment located on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used and currently contemplated to be used. To the Knowledge of the Selling Shareholders no material improvements constituting a part of the current Leased Real Property encroach on real property not leased by the Company to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements. There are no actual, or to the Knowledge of the Selling Shareholders threatened or contemplated, condemnation or eminent domain proceedings that affect the Leased Real Property or any part thereof, and the Company has not any notice in respect thereof from any Governmental Entity.

(g) The past and current use or occupancy of the Leased Real Property by the Company and its Affiliates and the conduct of the Business as currently conducted and contemplated to be conducted do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. No security deposit or portion thereof deposited with respect to the Real Property Leases for the Leased Real Property has been applied in respect of a breach or default under such Real Property Leases which has not been redeposited in full.

Section 3.08 Software; Products; Services; Computer Systems.

(a) Section 3.08(a)(1) of the Disclosure Schedule contains a true and complete list of all products, services and technology offerings (including software) made commercially available, marketed, distributed, sold or licensed out by or on behalf of the Company within the last five (5) years (“Company Products”). Section 3.08(a)(2) of the Disclosure Schedule contains a true and complete list of all of the software programs included in or developed for inclusion in the Company’s products by the Company or any Person (including all software programs embedded or incorporated in the Company’s products) (the “Incorporated Software”), including (i) for each item, an indication of whether the Incorporated Software is Public Software; (ii) for each item of Incorporated Software that is not Public Software, a reference to the Contract pursuant to which the Incorporated Software has been licensed to the Company; and (iii) for each item of Incorporated Software that is Public Software, (A) the name of the Public Software library or other program, (B) the license name or license type (including version number) pursuant to which the Company has received a license to the Public Software, (C) the

URL for the download site from which the Company obtained the Public Software, (D) for Public Software that is Copyleft Public Software, indication of whether the Public Software has been hosted, distributed or modified by or for the Company and (E) a summary of any current or future royalty, support fee or other payment that after the Closing will be owed by or due from the Purchaser to the Company or any third party as a result of the inclusion of Incorporated Software programs in any Company Product. Except as listed in Section 3.08(a)(2) of the Disclosure Schedule, the Company Products do not contain any Incorporated Software or Public Software. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s Affero General Public License (AGPL), GNU’s General Public License (GPL) or GNU’s Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License. “Copyleft Public Software” means Public Software subject to a license that requires, as a condition of use, hosting, modification or distribution, that such Public Software, or modifications or derivative works thereof, be made available or distributed in source code form or be licensed for the purpose of preparing derivative works or distribution at no fee. Copyleft Public Software includes Public Software subject to (v) the GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (w) the Mozilla Public License; (x) the Sun Industry Standards License (SISL); (y) the Affero General Public License; and (z) to the extent applied to software, all Creative Commons “sharealike” licenses.

(b) Section 3.08(b) of the Disclosure Schedule contains a list of all Contracts in which the Company has agreed to place Business Intellectual Property into escrow and, upon the occurrence of certain events specified in such Contracts to release such source code to a third party. Except for the source code escrow obligations described in the immediately preceding sentence, the Company has not licensed, distributed or disclosed, is obligated to license, distribute or disclose, or has any knowledge of any distribution or disclosure by any third party of, the source code for any Business Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the transactions contemplated herein, result in the disclosure or release of such source code by the Company or escrow agent(s) or any other Person to any third party.

(c) The Company employs commercially reasonable measures to ensure that the Company Products, the Business Intellectual Property or any Technology of the Business do not contain any Viruses or other unpatched security vulnerabilities. The Company Products, the Business Intellectual Property, the Technology of the Business and the computer systems that are necessary for the operation of the Business do not contain any Viruses. For purposes of this Agreement, “Virus” means any computer code designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(d) The Company’s databases (other than certain third party databases used for marketing purposes) and the source code for the Company Products, the Business Intellectual Property and any Technology of the Business constitute Trade Secrets of the Company and the Company currently uses and the Company has used in the past commercially reasonable efforts, at least in conformance with general industry standards, to maintain the confidentiality of the databases and Company Product, the Business Intellectual Property and any Technology of the Business source code and to restrict access to the databases and Company Product, the Business Intellectual Property and any Technology of the Business source code except to those Persons that have a legitimate business reason for accessing the databases and Company Product, the Business Intellectual Property and any Technology of the Business source code and that have executed a confidentiality agreement prohibiting the disclosure of the databases and Company Product, the Business Intellectual Property and any Technology of the Business source code without the express written authorization of the Company.

(e) All data, images and works of authorship that have been collected, stored, maintained or otherwise used by the Company have been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines, contracts, and industry standards. The Company has not received a notice of any currently uncured noncompliance with applicable laws, rules, regulations, guidelines or industry standards regarding data protection, copyrights or trademarks. The Company has made all registrations that the Company is required to have made in relation to the processing of data and is in good standing with respect to such registrations, with all fees due within 90 days of the date hereof duly made. The Company’s practices are, and during the prior three (3) year period have been, in compliance with (i) its then-current privacy policy, including the privacy policy posted on the Company’s websites, (ii) its customers’ privacy policies, to the extent applicable, and (iii) third party website terms, when required to do so by contract or use. The Company has implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any Personal Information. The Company has adequate technological and procedural measures in place to protect Personal Information collected by the Company against loss, theft and unauthorized access or disclosure. The Company is not subject to any obligation that would prevent the Company from using the Personal Information in the operation of the Business as has been conducted in the past by the Company, or as is currently conducted by the Company.

(f) Section 3.08(f) of the Disclosure Schedule sets forth a list of all computer systems owned, leased or licensed by the Company that are necessary for the operation of the Business. The Company owns, leases or licenses all computer systems that are necessary for the operation of the Business. In the past 12 months, there has been no failure or other substandard performance of any computer systems that has caused any disruption to the Business. The Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information and has commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken reasonable actions to protect the integrity and security of its computer systems and the software information stored thereon from unauthorized use, access, or modification by third parties.

Section 3.09 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the following respective meanings:

(i) “Business Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Business Registered Intellectual Property, owned (in whole or in part) or purported to be owned (in whole or in part) by, licensed to or otherwise controlled by, or purported to be licensed to or otherwise controlled by, the Company that is related to or used in, or developed for use or held for use in connection with, the Business.

(ii) “Business Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for by or on behalf of, the Company that relates to or used in, or developed for use or held for use in connection with, the Business.

(iii) “Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefor and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how that are confidential and proprietary information (including ideas, research and development, inventions, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, proposals and methods) throughout the world (“Trade Secrets”); (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights (“Mask Works”); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all rights in domain names and applications and registrations therefor (“Domain Names”); (G) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (H) to the extent not covered by subsections (A) through (G) above, computer programs, source code and executable code, whether embodied in software, firmware or otherwise; and (I) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, publicity rights and moral rights (including any right to claim authorship to or to object to any distortion, mutilation, other modification or derogatory action in relation to a copyrightable work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right).

(iv) “Registered Intellectual Property” means any and all United States, foreign, national and international: (A) Patents; (B) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) Mask Work registrations and applications to register Mask Works; (E) Domain Name registrations; and (F) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

(v) “Technology” means any or all of the following: (A) products or services of the Company and any works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (B) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analyses, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know-how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) domain names and websites; (G) tools, services, methods and processes; and (H) all instances of the foregoing in any form and embodied in any media.

(b) Section 3.09(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Business Registered Intellectual Property, (ii) all unregistered Copyrights in computer software that are included in the Business Intellectual Property, and (iii) all unregistered Trademarks included within the Business Intellectual Property. For each of the foregoing, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed by the Company, and (z) a brief summary of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto.

(c) All necessary fees, including all registration, maintenance, issuance and renewal fees, in connection with the Business Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Business Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Registered Intellectual Property. Except as set forth in Section 3.09(c) of the Disclosure Schedule, there are no actions that must be taken by the Company or the Purchaser within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Business Registered Intellectual Property. Without limiting the foregoing, the Company has not taken any action or allowed any event to occur, and the Company is not aware of any event or circumstances, which would set a United States patent bar date within 120 days of the Closing Date. A United States patent bar date includes any date by which the Company must file a patent application in order to preserve the right and ability to seek patent protection for an invention in the United States. No third party is in breach of any non-disclosure agreement signed with the Company or of any confidentiality terms of any agreement signed with the Company. In each case in which the Company has acquired any Technology or Intellectual Property Right from any Person, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer the Technology and all rights in such Technology including all associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent allowed for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of Registered Intellectual Property assigned to the Company with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d) Each item of Business Intellectual Property is valid, subsisting and, to the Knowledge of the Selling Shareholders, enforceable and there has not been any act or omission by the Company that has had an adverse effect, or could have an adverse effect, on the validity or enforceability of any Business Intellectual Property. The Company does not have any knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any Business Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Business Registered Intellectual Property, and the Company has not misrepresented, or failed to disclose any fact or circumstances in any application for any Business Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Business Registered Intellectual Property.

(e) Except as disclosed in Section 3.09(e) of the Disclosure Schedule, (i) there have been and currently are no outstanding options, licenses, agreements, claims, Liens, encumbrances or shared ownership of interests of any kind relating to any Business Intellectual Property, and (ii) the Company is not bound by or a party to any options, licenses or Contracts of any kind with respect to the Intellectual Property Rights of any other Person.

(f) Except as disclosed in Section 3.09(f) of the Disclosure Schedule, upon and after the Closing, all Business Intellectual Property, including all licenses and Contracts to which the Company is a party with respect to any Intellectual Property Rights, will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind.

(g) Except as disclosed in Section 3.09(g) of the Disclosure Schedule, the Business Intellectual Property includes all of the Intellectual Property Rights used in or necessary for the operation of the Business as it currently is conducted or is contemplated to be conducted, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution or other provision of the products, services or other Technology of the Company or Business

Intellectual Property (including such Business Intellectual Property currently under development). To the extent that any Business Intellectual Property or other Technology that is owned, possessed, used or controlled by the Company has been developed or created by a third party, the Company has a written agreement with all such third parties with respect thereto and the Company either (i) has obtained ownership of, and is the exclusive owner of, or (ii) with respect to such third parties, has obtained a license (sufficient for the conduct of its Business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Business Intellectual Property or other Technology by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so, with rights to freely assign all such third party Intellectual Property Rights, and except in connection with the matters set forth in Section 3.08(a)(1) of the Disclosure Schedule, without the requirement of payment of any royalty or other fee.

(h) Except as set forth in Section 3.09(h)(1) of the Disclosure Schedule, each employee, officer, contractor, agent, and consultant who contributed to the creation or development of the Business Intellectual Property has executed a proprietary information and inventions agreement sufficient to transfer all right, title and interest in and to such Business Intellectual Property, in the form attached to Section 3.09(h)(2) of the Disclosure Schedule, and. to the Knowledge of the Selling Shareholders, no employees, officers, contractors, agents, or consultants are in violation thereof. No such employee, officer, contractor, agent, or consultant included a list of prior inventions that relate in any way to the Business, claimed or retained any property interest in such development related in any way to the Business or otherwise modified such agreement in a manner adverse to the Company. No current or former director, officer, employee, consultant, agent or contractor of the Company will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Business Intellectual Property Rights used or owned by the Company.

(i) To the Knowledge of the Selling Shareholders, no employees of the Company are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any order of any Governmental Entity, that would interfere with any employee using his or her best efforts to promote the interests of the Company or that would conflict with the Business as conducted in the past by the Company or as presently conducted by the Company.

(j) The Company has taken the commercially reasonable steps required to protect the Company’s rights in confidential information and Trade Secrets of the Company and in any other confidential information and Trade Secrets provided by any other Person to the Company.

(k) The Company has not provided any confidential information related to the Business Intellectual Property to a third party except pursuant to non-disclosure or other confidentiality agreements in a form sufficient to protect the Intellectual Property Rights embodied in such confidential information. The Company is not under any contractual or other obligation to disclose to any third party any Business Intellectual Property.

(l) No Person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights.

(m) The Company has not transferred ownership of, granted any exclusive license of or right to use or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Business Intellectual Property, to any other Person.

(n) Other than generally available, commercial off-the-shelf software programs that have an acquisition price of more than $0.00 and less than $5,000 (“Off-the-Shelf Software”), Section 3.09(n) of the Disclosure Schedule lists all Contracts to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of, nor has the Company failed to perform under in any respect, any of the foregoing Contracts and to the Knowledge of the Selling Shareholders no other party to any such Contract is in breach thereof or has failed to perform thereunder. None of the foregoing Contracts prohibits a change of control of the Company or requires consent of any Person to the transactions contemplated in this Agreement.

(o) Section 3.09(o) of the Disclosure Schedule lists all Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person.

(p) There are no licenses or other Contracts between the Company and any other Person with respect to the Business Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(q) The operation of the Business as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution or other provision of the products, services or other Technology of the Company or Business Intellectual Property (including such Business Intellectual Property currently under development) does not and will not, following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity, or any contract right arising under terms of service, terms of use, privacy policy or otherwise) or to the Knowledge of the Selling Shareholders constitute unfair competition or trade practices under the laws of any jurisdiction, and, except as set forth in Section 3.09(q) of the Disclosure Schedule, the Company has not received notice from any Person claiming that such operation or any act, product, or service or other Technology of the Company or Business Intellectual Property (including such Technology or Business Intellectual Property currently under development) infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction, nor to the Knowledge of the Selling Shareholders does any basis for such a notice exist.

(r) There is no pending or threatened action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) involving the Company commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity to which the Company is a party claiming that the Company has violated, misappropriated or infringed any Intellectual Property Rights of any Person and the Company has not received any communications alleging that any of them has violated, misappropriated or infringed or, by conducting the Business as proposed, would violate, misappropriate or infringe any Intellectual Property Rights of any other Person and the Company is not aware of any basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. The Company has not brought any action, suit or proceeding for infringement of any Business Intellectual Property or breach of any license or other Contract involving any Business Intellectual Property and the Company has no plans to do so.

(s) Except as set forth in Section 3.09(s) of the Disclosure Schedule, no Business Intellectual Property or Technology of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Business Intellectual Property or Technology as owned or used by the Purchaser after the Closing, or that will restrict the rights of the Purchaser, upon or after the Closing, to use, transfer, license or enforce any of the Business Intellectual Property or such Technology or restrict the conduct of the Business or limit any right of the Purchaser to compete in any line of business or to compete with or solicit any Person.

(t) Except as set forth in Section 3.09(t) of the Disclosure Schedule, no (i) product, technology, service or publication of the Company, (ii) material displayed, published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation. This Section 3.09(t) shall not apply to, and the Selling Shareholders make no representation and warranty regarding, the content or distribution of archival materials maintained with the Company by the Company’s customers.

(u) Other than certain third party materials used in connection with advertising, promotion, marketing, the Business Intellectual Property constitutes all the Technology and Intellectual Property Rights used in or necessary for the conduct of the Business as it currently is conducted, including the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of the Company, including performance of services (including such Technology currently under development).

(v) The Company has not conducted the Business, or used or enforced (or failed to use or enforce) the Business Intellectual Property, in a manner that would result in the abandonment, cancellation, unenforceability or diminishment of any item of the Business Intellectual Property or any registrations related thereto, and the Company has not taken (or failed to take) any action that would result in the forfeiture, relinquishment or diminishment of any of the Business Intellectual Property Rights or of any registrations related thereto.

(w) Except as disclosed in Section 3.09(w) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement, the performance by the Selling Shareholders of their obligations hereunder, or the consummation of the transactions contemplated in this Agreement, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Business Intellectual Property, (ii) the granting to any third party of any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, the Company pursuant to any agreement to which the Company is a party or by which it is bound, (iii) the Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, including on the operation or scope of the Business by the Company following the Closing, (iv) any restriction on the ability of the Company to share information relating to their ongoing business or operations, (v) the Company being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by the Company prior to the Closing Date pursuant to Contracts to which the Company is a party or by which it is bound; (vi) a breach of or default under any instrument, license or other Contract governing any Intellectual Property Rights owned by or licensed to the Company; (vii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Intellectual Property Rights owned by or licensed to the Company; or (viii) the impairment of the Company’s right, before or after the Closing, to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Intellectual Property Rights owned by or licensed to the Company or portion thereof.

(x) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties were used in the development of the Business Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Business Intellectual Property.

Section 3.10 Material Contracts.

(a) Section 3.10 of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of (i) written Contracts (other than Contracts with Customers and Suppliers) and a summary of all oral Contracts to which the Company is party or by which the Company or any of its assets is bound or affected, other than any such Contracts that do not involve expenditures or receipts by the Company in excess of $5,000 per annum and (ii) all Material Contracts. True and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Purchaser.

(b) All Material Contracts are valid and binding on the Company. Each Material Contract is enforceable by the Company against the other parties thereto in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies, claims and defenses thereto. The Company has performed in all material respects all respective obligations required to be performed by it under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Selling Shareholders, no other party to any

Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Company has not received any written notice or, to the Knowledge of the Selling Shareholder, verbal notice, of the intention of any party to terminate any Material Contract.

Section 3.11 Permits. Section 3.11 of the Disclosure Schedule sets forth, as of the date of this Agreement, all Company Permits. All Company Permits are validly held by the Company, and the Company has complied in all material respects with all terms and conditions thereof. During the past five (5) years, the Company has not received any written notice nor, to the Knowledge of the Selling Shareholders, oral notice, of a Proceeding relating to the revocation or modification of any Company Permit and there is no basis for a claim that the Company has violated any Company Permit.

Section 3.12 Insurance. The Company is covered and for the prior three (3) years has been covered by insurance in scope and amount customary and reasonable for businesses of the same size and nature and with similar risk exposures as the Business. The insurance policies maintained with respect to the Company and its assets and properties are set forth, as of the date of this Agreement, in Section 3.12 of the Disclosure Schedule. All such policies are in full force and effect and all premiums due and payable with respect to such insurance policies have been paid. No notice of cancellation or termination has been threatened or received by the Company with respect to any such insurance policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policy.

Section 3.13 Taxes.

(a) The Company has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code at all times during its existence for federal (and, where applicable, state and local) Tax purposes and will be an S corporation up to and including the Closing Date. Each Subsidiary of the Company has, at all times since such Subsidiary’s formation, been properly classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code or disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal (and, where applicable, state and local) Tax purposes. The Company will not be liable for any Tax under Section 1374 or 1375 of the Code or any similar provision of state, local or foreign Law in connection with the transactions contemplated by this Agreement, including with respect to the Section 338(h)(10) Election.

(b) The Company has not, in the past five (5) years, (i) acquired any asset from another corporation in a transaction in which the Company’s Tax basis for such asset was determined, in whole or in part, by reference to the Tax basis of the acquired asset (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(c) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all Tax Returns required to be filed by the Code or by applicable federal, state, local or foreign Tax Laws. All Taxes (including, without limitation, estimated Taxes) with respect to taxable periods covered by such Tax Returns have been paid in full (whether or not shown as due or reportable on such Tax Returns) and all such Tax Returns are true, complete and correct in all material respects. Each of the Company and its Subsidiaries has established appropriate reserves and made adequate provision for all accrued Taxes not yet due. There are no Liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries other than Permitted Liens. All amounts of Tax required to be withheld by each of the Company and its Subsidiaries have been timely withheld and paid over to the appropriate Taxing Authority.

(d) There is no claim, audit, action, suit, investigation or other Proceeding currently being conducted, pending, threatened in writing or, to the Knowledge of the Selling Shareholders, otherwise threatened against or with respect to the Company or any of its Subsidiaries in respect of Taxes or any Tax asset.

(e) Neither the Company nor any of its Subsidiaries is, or has been during the past five years, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(f) No claim has ever been made by a Taxing Authority in a jurisdiction where the any of the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.

(g) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation for the assessment and collection of any Taxes of the Company or any of its Subsidiaries. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any of its Subsidiaries.

(h) There are no Tax sharing, allocation or indemnification agreements or similar arrangements currently in effect (whether written or unwritten) with respect to or involving, the Company or any of its Subsidiaries (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i) None of the Company or any of its Subsidiaries is a party to any joint venture or partnership that is treated as a partnership for federal income Tax purposes.

(j) None of the Company or any of its Subsidiaries has (i) agreed to make, or is required to make, an adjustment under Section 481(a) of the Code or any similar provision of Applicable Law by reason of a change in method of accounting; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law; (iii) has any excess loss account in existence at the Closing, described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) engaged in any installment sale or open transaction disposition on or before the Closing Date and except as reflected on the Preliminary Closing Statement, the Final Closing Statement, or any calculation of Working Capital, none of the Company or any of its Subsidiaries is required to include any prepaid amount received or deferred revenue accrued on or before the Closing Date in income for any taxable period or portion thereof ending after the Closing Date; (v) engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (vi) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) or Section 361 of the Code; or (vii) made any election under Section 108(i) of the Code (or any corresponding provision of state or local Law).

(k) None of the Company or any of its Subsidiaries has a permanent establishment or fixed place of business in any country other than the United States and none of the Company or any of its Subsidiaries is subject to taxation in any jurisdictions other than the United States.

(l) Section 3.13(l) of the Disclosure Schedule lists (i) each state in which the Company or any of its Subsidiaries is, or has during the three year period preceding the Closing Date been, subject to state income, business, or franchise Tax, (ii) each state in which the Company or any of its Subsidiaries currently is, or has during the three year period preceding the Closing Date been, subject to state sales or use Tax, or engaged in business, and (iii) each state in which the Company or any of its Subsidiaries currently is, or has during the three year period preceding the Closing Date been, subject to payroll, unemployment, or similar Tax.

(m) To the Knowledge of the Selling Shareholders, there is no amount of taxable income of the Company or any of its Subsidiaries that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including the Company and any of its Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date.

(n) None of the Company or any of its Subsidiaries (i) is or has been a member of an “affiliated group” as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group under Applicable Law) filing a combined, consolidated or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), by operation of Law or otherwise.

Section 3.14 Proceedings. Except as set forth in Section 3.14 of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Selling Shareholders, threatened against the Selling Shareholders, the Company or any Person whose acts or defaults the Company may be vicariously liable before any arbitrator, court or Governmental Entity that (i) if adversely determined against such Person, would reasonably be expected to result in damages of more than $10,000, (ii) seek any material injunctive relief, (iii) seek to have the Company liquidated or wound-up, (iv) seek the appointment of a receiver or examiner, or (v) relate to the Acquisition or any other transaction contemplated by this Agreement. The Company has not become insolvent or unable to pay its debts nor has it received written notice that the Company, or any of the Company’s assets, are subject to any Judgment, except for any Judgment that would be immaterial to the Company.

Section 3.15 Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a complete list of the following that are or within the previous three (3) years have been sponsored, maintained or contributed to , or required to be contributed to by the Company for the benefit of any current or former employees, directors, officers, shareholders, members, managers, consultants, or independent contractors of the Business, or under which the Company or any of its ERISA Affiliates has or may have any liability, contingent or otherwise: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, vacation, paid time off, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, policies or arrangements of any kind, and (iii) all other employee benefit plans, Contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar Contract related thereto, whether or not funded (all of clauses (i) through (iii) above being hereinafter individually or collectively referred to as “Company Benefit Plan” or “Company Benefit Plans”, respectively). The Company does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Company Benefit Plans.

(b) Copies of the following materials have been made available to Purchaser: (i) all current plan documents and any material prior plan documents for each Company Benefit Plan together with all amendments or, in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) the most recent determination, opinion or advisory letter from the IRS with respect to any of the Company Benefit Plans intended to be qualified for purposes of Sections 401(a) and 501(a) of the Code, (iii) all current summary plan descriptions and summaries of material modifications, as applicable, and annual reports, in each case, with respect to each Company Benefit Plan, (iv) all current trust agreements, insurance Contracts or other funding arrangements relating to the funding of benefits under any Company Benefit Plan, (v) copies of material notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Company Benefit Plan, and (vi) any other documents, forms or other instruments relating to any Company Benefit Plan reasonably requested by Purchaser in writing.

(c) Each Company Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all Applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and is currently subject to an effective determination, opinion or advisory letter of the IRS to be so qualified, and each trust created thereunder is so determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such letter that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Neither the Company nor any of its ERISA Affiliates currently has and at no time in the past has had an obligation (contingent or otherwise) to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, any plan that is subject to Title IV of ERISA or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except as set forth in Section 3.15(f) of the Disclosure Schedule, no Seller Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code; and such Company Benefit Plan which is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code.

(g) No Company Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) There is no pending or, to the Knowledge of the Selling Shareholders, threatened Proceeding with respect to any Company Benefit Plan (other than routine claims for benefits) nor is there any basis for one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Company Benefit Plan prior to the Closing Date have been paid, made or properly accrued at or before the Closing Date.

(j) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (A) there is no liability of the Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (B) to the Knowledge of the Selling Shareholders, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or subject to a similar Proceeding and no such Proceedings with respect to any insurer are imminent.

(k) No Company Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any qualified Company Benefit Plan, or (iii) deferred compensation benefits reflected on the books of the Company.

(l) Except as set forth in Section 3.15(l) of the Disclosure Schedule The execution and performance of this Agreement will not (i) constitute a triggering event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, or former employee of the Company (or dependents of such employee or former employee of the Company), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, former employee, officer or director of the Company.

(m) The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of Company Employees other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans other than any amendments required by Applicable Law.

(n) The Company has reserved all rights necessary to amend or terminate each of the Company Benefit Plans without the Consent of any other Person.

(o) Except as specifically provided under the exceptions set forth in Section 3.15(k) with respect to Company Employees who have incurred a termination of service or retirement, no Company Benefit Plan provides, or has ever provided, benefits to any individual who, at the time benefits are so provided, (i) is or was not a Company Employee (a “Non-Employee”), or (ii) is or was a dependent or other beneficiary of any such Non-Employee.

(p) No Company Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of any Seller the Company, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(q) Neither the Company nor any ERISA Affiliate contributes to or has any obligation (contingent or otherwise) to contribute to, or has any liability (contingent or otherwise, including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any (i) Company Benefit Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA or (ii) any Multiemployer Plan.

(r) No asset of any the Company is subject to any Lien under ERISA or the Code.

(s) The Company is not a party to any agreements or arrangements that would (A) result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, including as a result of any event connected with the Acquisition or any other transaction contemplated herein, or (B) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.16 Employee and Labor Matters.

(b) Section 3.16(a) of the Disclosure Schedule sets forth (A) a complete list of all individuals employed by the Company as of the date of this Agreement (each, a “Company Employee” and, collectively, the “Company Employees”), (B) first date of employment with the Company, (C) the current compensation of any kind or description whatsoever for each such employee, including but not limited to base salary or hourly rate, severance arrangements or fringe or other benefits paid by the Company and expected and maximum potential target bonuses or other incentive compensation, whether payable in cash or in kind, (D) wage and hour classification for each employee, (E) the title, position and business unit that is applicable to such employee, (F) visa status, (G) whether such individual is currently employed, on leave relating to work-related injuries and/or receiving disability benefits under a Company Benefit Plan, and (H) any payments or benefits required or anticipated to be made or provided by the Company to any such employee in connection with the transactions contemplated in this Agreement or any other change of control transaction, including, without limitation, cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration, and any agreement or understanding between or among the Company and any such employee relating to any such payment or benefit.

(c) The Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and to the Knowledge of the Selling Shareholders, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(d) The Company is in compliance with all Applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company. All individuals characterized and treated by the Company as consultants or independent contractors of the Business are properly treated as independent contractors under all Applicable Laws. There are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Knowledge of the Selling Shareholders, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under Applicable Laws.

(e) All Company Employees are legally authorized to work in the United States and the Company and the Company Employees have at all relevant times properly completed and retained I-9 forms. No federal, state, or local agency responsible for the enforcement of labor and employment laws has provided written notice to the Company to the effect that it is conducting or intends to conduct an investigation with respect to or relating to the Company and, to the Knowledge of the Selling Shareholders, no such investigation is otherwise pending or threatened.

(f) Prior to and as of the Closing, the Company has not had any plant closings, mass layoffs or other terminations of any Company Employees which would create any obligations upon or liabilities for the Company under the federal Worker Adjustment and Retraining Notification Act or any equivalent state or local laws. The Company is not a party to any agreements or arrangements or subject to any requirement that in any manner restricts the Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of the Company, subject to Applicable Law.

(g) Except as set forth on Section 3.16(g) of the Disclosure Schedule, the Company is not bound by any written employment agreements or commitments to any Company Employees, other than on an at-will basis.

Section 3.17 Absence of Changes or Events. Since the Balance Sheet Date and except as set forth in Section 3.17 of the Disclosure Schedule, (i) there has not been any event or circumstance that has resulted in a Company Material Adverse Effect, and (ii) the Business has been conducted in the ordinary course and in substantially the same manner as previously conducted, and none of the Company or any of its Subsidiaries has:

(a) declared or paid any dividend on, or made any distribution in respect of, the capital stock of any Company, or any direct or indirect redemption, purchase or other acquisition of the capital stock of the Company;

(b) mortgaged, pledged, charged or subjected to any Lien (other than Permitted Liens) any of its assets or properties of the Business;

(c) acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, assigned, licensed, loaned, pledged, transferred, or disposed of any Person or any assets or rights except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions;

(d) sold, assigned, granted or otherwise transferred or disposed of, rights under any of the Company Intellectual Property, or abandoned, canceled or otherwise failed to maintain any such rights;

(e) acquired the assets or stock of any business, or entered into any licensing arrangement or joint venture;

(f) suffered material damage to, destruction or loss (whether or not covered by insurance) of any material assets or properties of the Business or failed to maintain such assets in the ordinary course of business;

(g) revalued any of the assets or properties of the Business, including writing down the value of inventory or writing off accounts receivable;

(h) (i) adopted, amended, modified or terminated (or otherwise caused any of the foregoing with respect to) any Company Benefit Plan, or the payments or benefits payable thereto, (ii) made any contribution with respect to any Company Benefit Plan (other than regularly scheduled contributions), (iii) made any increase in the amount of any bonuses, salaries or other compensation to or with respect to any Company Employees, (iv) entered into any employment, severance or similar Contract with any Company Employee, or (v) made any increase in the amount of any fees, bonuses, commissions or incentives to or with respect to any Person providing services to the Business or entered into any new Contract for such services other than, in each case, in the ordinary course of business consistent with past practice;

(i) made any oral or written representation or commitment (or caused any of the foregoing) with respect to any aspect of any Company Benefit Plan that is not in accordance with the existing written terms and provision of such Company Benefit Plan;

(j) failed to renew or maintain any insurance coverage with respect to the Business;

(k) made, changed or revoked any material Tax election; taken any action that would result in the termination of the Company’s status as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for federal (and, where applicable, state and local) Tax purposes; settled or compromised any material Tax claim or liability; incurred any material liability for Taxes other than in the ordinary course of business; adopted a method of accounting or changed (or made a request to any Taxing Authority to change) any aspect of its method of accounting for Tax purposes; surrendered any right to claim a refund of a material amount of Taxes; waived or extended any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued; failed to pay any material Tax that becomes due and payable (including any estimated Taxes); entered into any closing agreement with respect to Taxes; or filed any amended Tax Return; or

(l) failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;

(m) failed to use commercially reasonable efforts to renew any Material Contract;

(n) entered into any Contract related to the Business outside the ordinary course of business;

(o) received any cancellation notice or notice of non-renewal under any customer contract with an annual value in excess of twenty thousand dollars ($20,000), or since December 31, 2016 reduced the overall pricing or made any change to the detriment of the Company, with respect to any Material Contract;

(p) entered into or modified any standstill or non-compete Contracts under which the Company is the obligor, or modified or waived any of its rights under any existing standstill or non-compete Contract under which the Company is the beneficiary;

(q) transferred, granted any license or sublicense of any rights under or with respect to any of its Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(r) made or pledged to make any charitable or other capital contribution in excess of $5,000;

(s) terminated any employee other than in the ordinary course of business consistent with past practice;

(t) hired or appointed any new officers, directors or material exempt employees except (i) to replace existing employees at similar compensation levels or (ii) for any new employees hired in the ordinary course of business;

(u) entered into any new intercompany transaction, agreement, arrangement, or understanding with, directly or indirectly, any manager, officer or director or Affiliate, or made any payment or distribution to any of the foregoing other than advances to directors, officers and employees of the Company in the ordinary course of business and consistent with past practices of the Company not to exceed, in the aggregate, $10,000, in any case, other than compensatory payments in the ordinary course of business;

(v) made any loans, advances or capital contributions to, or investment in, any other Person in excess of $5,000;

(w) entered into any joint ventures, strategic partnerships or alliances;

(x) (i) changed its independent public accountants, if any, (ii) changed its depreciation or amortization policies or rates, (iii) changed its standard invoicing or billing practices and procedures or, (iv) except as required by GAAP, applicable Rules, or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it;

(y) changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;

(z) incurred or guaranteed any Indebtedness, issued any debt securities or rights to acquire debt securities, or entered into any arrangement having the economic effect of any of the foregoing;

(aa) failed to pay any Indebtedness or any other accounts payable as it became due, or changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;

(bb) (i) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise), other than immaterial claims, liabilities or obligations arising in the ordinary course of business, (ii) prepaid or cancelled any amount of Indebtedness for borrowed money, or (iii) paid or agreed to pay any amount in settlement, or cancelled, compromised, waived or released any right or claim, including rights under or pursuant to, any matter involving actual or threatened claims against the Company, other than immaterial rights or claims in the ordinary course of business;

(cc) incurred or committed to incur any capital expenditures, capital additions or capital improvements in excess of $5,000 for any individual commitment or $25,000 in the aggregate;

(dd) made any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any option, warrant, profits interest or other right to acquire equity or equity-linked securities issued by the Company; or

(ee) authorized, approved, agreed to or made any commitment, orally or in writing, to take any of the foregoing actions or to take any actions prohibited by this Agreement.

Section 3.18 Compliance with Applicable Laws.

(a) Each of the Selling Shareholders and the Company has complied, and are in compliance, in all material respects with all Applicable Laws. Neither the Company nor any Selling Shareholder has received written notice that it is in material violation of any such Applicable Law. The Company has all Permits necessary to conduct its Business as currently conducted and to own its properties, except for any immaterial Permits. Neither the Company nor any of the officers thereof is in the course of being prosecuted for any criminal offense related to the operation of the Business.

(b) None of the Selling Shareholders, the Company nor any officer, director or employee of the Company, (i) is or has been engaged in any cartel activities, including agreements or arrangements with one or more competitors to fix prices of any products or services, control or rig bids to be submitted to any customers or allocate any customers or markets to itself or to competitors, (ii) is otherwise failing or has otherwise failed to comply with any Laws regarding antitrust or competition or (iii) has given an undertaking to, is subject to any order or, to the Knowledge of the Selling Shareholders, investigation by, or has received a request for information from any Governmental Entity under any Laws regarding antitrust or competition.

Section 3.19 Environmental Matters.

(a) The Company is operating and has at all times operated the Business in compliance with all Environmental Laws (as hereinafter defined) except for any non-compliance that would not be material to the Company or its operations, and no material expenditures are or will be required in order to comply with such Environmental Laws after the Closing Date. No Claim, demand or notice has been made, given, or to the Knowledge of the Selling Shareholders filed, commenced or threatened by any Person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. “Environmental Laws” means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, Consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by any Governmental Entity under Applicable Law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. § 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.

(b) The Company is not in violation, in any material respect, of any Applicable Law, or could reasonably be expected to result in future non-compliance or liability under Applicable Law, in each case relating to public health and safety, worker health and safety and pollution and protection of the environment, including the Environmental Laws. No physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to Person or property as a result of such physical condition.

(c) All properties and equipment used by the Company in the Business are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes stored, used and disposed of in compliance with applicable Environmental Laws.

(d) The Company has true and complete copies of all internal and external environmental audits and studies in their possession or control relating to its operations and all correspondence in its possession or control on substantial environmental matters relating to its operations.

Section 3.20 Product Liability. During the past three (3) years, no material product liability, product warranty or recall claims have been made against the Company. During the past three (3) years, the Company has not received (with respect to any product sold or distributed by the Business) written notice of any (i) claim or allegation of injury or property or economic damages, or (ii) product recall. Attached to Section 3.20 of the Disclosure Schedule are copies of the standard warranties provided by the Company at any time since January 1, 2012, and there have been no product warranties provided by the Company that differ materially therefrom.

Section 3.21 Data Protection. The Company and all of its subcontractors have (i) complied in all material respects with all of its or their, as the case may be, applicable privacy policies and all Applicable Data Protection Laws and (ii) implemented and maintained commercially reasonable administrative, technical and physical safeguards consistent with prevailing industry standards, including but not limited to the Payment Card Industry Data Security Standards (to the extent related to Cardholder Data and/or Sensitive Authentication Data), to protect Personal Information, Cardholder Data, Sensitive Authentication Data and User Data against loss, damage, and unauthorized access, acquisition, modification, disclosure, destruction and other unauthorized use. There has been no loss, damage, unauthorized access, use, modification, disclosure or breach of security of Personal Information, Cardholder Data, Sensitive Authentication Data or User Data maintained by or on behalf of the Company or its subcontractors. No Person (including any Governmental Entity) has made any written claim or commenced any inquiry, investigation or action with respect to loss, damage, or unauthorized access, use, modification, disclosure, or breach of security of Personal Information, Cardholder Data, Sensitive Authentication Data or User Data maintained by or on behalf of the Company or its subcontractors. The execution, delivery and performance of this Agreement and the consummation of the Acquisition complies (and the use by the Company of Personal Information, Cardholder Data, Sensitive Authentication Data and User Data after the Closing will comply, to the extent that the Business is conducted in substantial conformance to the conduct of the Business immediately prior to the Closing) with all of its applicable privacy policies and with all Applicable Data Protection laws. The Company and its subcontractors have at all times made all material disclosures to, and obtained any necessary Consents from, users, customers, employees, contractors, and other applicable persons, that are required by the Applicable Data Protection Laws and have filed any required registrations with the applicable data protection authorities.

Section 3.22 Accounts Receivable; Accounts Payable. All the accounts receivable reflected in the Financial Statements (i) represent actual indebtedness incurred by the applicable account debtors (ii) have arisen from bona fide transactions in the ordinary course of business and (iii) subject to any reserves, are collectable in full in the ordinary course of business. No account debtor has asserted any setoff, counterclaim, deduction, or defense with respect thereto, and no account debtor has any valid setoff, deduction, or defense. All the accounts payable reflected in the Financial Statements have arisen from bona fide transactions in the ordinary course of business, are current and are not in default.

Section 3.23 Sufficiency of Assets. The buildings, plants, structures, equipment and other assets of the Business are in good operating condition and repair, ordinary wear and tear excepted. The Company is the only entity through which the Business is conducted. The buildings, plants, structures, equipment and other assets of the Company, including Company Permits, Material Contracts and Company Intellectual Property, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as currently conducted.

Section 3.24 Bank Accounts; Powers of Attorney; Books and Records. Section 3.24 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.24 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company. All books of account, minute books, stock record books and other records of the Company will be in the possession of the Company.

Section 3.25 Transactions with Affiliates. Except as set forth in Section 3.25 of the Disclosure Schedule, as of the Closing Date, no Related Party (a) has borrowed money from or loaned money or equipment to the Company that is currently outstanding or otherwise has any cause of action or claim against the Company, (b) has any direct or indirect ownership interest in any property or asset used or developed by or for the Company in the conduct of the Business except through such Person’s ownership of Shares, (c) has or has had any direct or indirect ownership interest in, or served as an officer, director, employee or consultant of, any Person which is a present competitor, supplier or customer of the Business or (d) is a party to any agreement or is engaged in any ongoing transaction with the Company other than employment in the ordinary course of the Business.

Section 3.26 Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Selling Shareholders.

Section 3.27 Customers and Suppliers.

(a) Section 3.27 of the Disclosure Schedules sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company in connection with the Business, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal years ended December 31, 2017 and December 31, 2016, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period.

(b) During the 12 month period immediately preceding the Closing Date, no customer or supplier listed on Section 3.27 of the Disclosure Schedules has canceled, terminated or otherwise modified, or threatened or requested in writing to cancel, terminate or otherwise modify, its relationship with the Company or materially reduced or materially changed the pricing or other material terms, or threatened or requested to decrease or limit, its business with the Company for any reason, including as a result of the consummation of the transactions contemplated in this Agreement.

Section 3.28 Anti-Bribery Matters. Neither the Company nor, to the Knowledge of the Selling Shareholders, any director, officer, employee, agent, contractor, consultant, or other Person associated with or acting on behalf of the Company, has directly or indirectly (a) made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment or an improper, illegal or unethical advantage in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to cause a government official to perform an official function, (iv) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (v) in violation of Applicable Law (including, but not limited to, the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Canadian Corruption of Foreign Public Officials Act or similar Law of any other applicable jurisdiction, in each case including the rules and regulations thereunder), or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company in violation of Applicable Law (including, but not limited to, the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Canadian Corruption of Foreign Public Officials Act or similar Law of any other applicable jurisdiction, in each case including the rules and regulations thereunder).

Section 3.29 Full Disclosure. No representation or warranty by the Selling Shareholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Shareholders, as follows:

Section 4.01 Organization and Standing; Governing Instruments. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Texas. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute this Agreement, to perform its obligations hereunder, and to consummate the Acquisition and the other transactions contemplated hereby. Purchaser has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the Selling Shareholders) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies, claims and defenses thereto. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser.

Section 4.03 No Conflicts, Consents. The execution and delivery by Purchaser of this Agreement does not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, conflict with or result in a violation of (a) any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (b) any Judgment or Law applicable to Purchaser or any of its Subsidiaries or their respective properties, assets or businesses, other than any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. No material Consent of or registration, declaration, or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than those that may be required solely by reason of any Selling Shareholder’s (as opposed to any other party’s) participation in the Acquisition and the other transactions contemplated hereby.

Section 4.04 Litigation. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transaction contemplated hereby.

Section 4.05 Securities Act. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Laws, including United States federal securities laws. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold, transferred, offered for sale or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

Section 4.06 Brokers’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 4.07 Financing. Purchaser has sufficient cash on hand to pay the applicable portion of the Purchase Price and all other amounts payable hereunder.

ARTICLE V

COVENANTS

Section 5.01 Expenses; Transfer Taxes.

(a) Except as otherwise expressly set forth in this Agreement or otherwise agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b) All real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement shall be paid by 50% by the Selling Shareholders, on the one hand, and 50% by Purchaser, on the other hand. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 5.02 Continuing Access to Information. For a period of six (6) years after the Closing or such longer period as may be required by Applicable Law, Purchaser shall (i) retain the books and records relating to the Company relating to periods prior to the Closing, and (ii) give the Selling Shareholders and any representatives or agents thereof (the “Recipients”) reasonable access, upon reasonable advance notice, during normal business hours solely to the extent necessary for: (A) preparation of financial statements and other reports which are the responsibility of each Selling Shareholder; (B) management and handling of any financial statements and other reports; and (C) complying with any request, subpoena or other investigative demand by any Governmental Entity or for any civil litigation, or for any other reasonable purpose; provided, however, that such access does not unreasonably disrupt or interfere with the Business. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to cause the Company to disclose any information to Recipients if such disclosure would, in Purchaser’s sole discretion, (a) jeopardize any attorney-client or other legal privilege or (b) contravene any Applicable Laws or fiduciary duty. Notwithstanding anything otherwise contained in this Agreement, Purchaser may dispose or destroy material related to the Company (other than financial and Tax records that will be retained for the six (6) year period) in accordance with its internal retention policies.

Section 5.03 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior Consent of the other parties (which Consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.04 Employee Benefit Matters.

(a) Subject to Section 5.04(a) of the Disclosure Schedule, following the Closing, Purchaser may cause the Company to either (i) maintain the Company Benefit Plans for Company Employees who continue employment with the Company immediately following the Closing (“Continuing Employees”) or (ii) transition such Continuing Employees to corresponding benefit plans and arrangements of Purchaser (“Purchaser Benefit Plans”). To the extent Purchaser elects to transition Continuing Employees to Purchaser Benefit Plans, Purchaser shall (1) cause such Purchaser Benefit Plans which cover Continuing Employees to recognize service with the Company for purposes of eligibility to participate in and vesting of benefits under such Purchaser Benefit Plans (but not for benefit accrual under such Purchaser Benefit Plans) and (2) use its reasonable best efforts to provide, under the relevant Purchaser Benefit Plans, each Continuing Employee with credit for any limits on co-payments and deductibles paid with respect to the Company Benefit Plans during the plan year in which such Continuing Employee transitions to such Purchaser Benefit Plans.

(b) This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04. Nothing herein expressed or implied shall confer upon any of the employees of the Company, Purchaser, or any of their respective Affiliates any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

Section 5.05 Non-Competition, Non-Solicitation and Confidentiality.

(a) Julie Brauff and Craig Brauff shall not, directly or indirectly, acting alone, as a member of any partnership or other business entity, as a holder of capital stock of any class or as an officer, director, employee, consultant, agent or representative of any corporation or other business entity:

(i) during the period ending on the later of (A) four years after the Closing Date or (B) three years after the date on which such Selling Shareholder’s employment ceases with the Company, (1) engage in the design, development, testing, marketing, production, sale and/or distribution of products of a type competitive with those designed, developed, tested, marketed, produced, sold or distributed in the Business or the provision of services of a type competitive with those provided in the Business anywhere in the world, as the Business was conducted during the two (2) year period ending immediately prior to the Closing Date or such termination of employment, as applicable, (2) divert or attempt to divert any business or customer for such products or services, by direct or indirect inducement, (3) otherwise do or perform, directly or indirectly, any other act injurious or prejudicial to the sale of such products or services by Purchaser or the Company (provided, however that personal conduct of any Selling Shareholder unrelated to the Company or its products shall not be actionable hereunder), or (4) extend, or assist in arranging the extension of, any credit to any Person for the purpose of establishing, acquiring or otherwise conducting any such business or other activity prohibited by clause (1) above; provided, however, that the restrictions contained in this Section 5.05a)i) shall not restrict the acquisition by the Selling Shareholders, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in the Business or in the provision of services of a type competitive with those provided in the Business; or

(ii) during the period ending on the later of (A) four years after the Closing Date or (B) three years after the date on which such Selling Shareholder’s employment ceases with the Company without first obtaining the written Consent of Purchaser, employ or solicit for employment any individual then currently employed in the Business or any former employee of the Business who was employed in the Business during the six (6) months prior to, in each case, the commencement by the applicable Selling Shareholder of such employment or solicitation. Nothing herein shall prohibit general solicitations for employment, which in good faith are not specifically targeted at employees or former employees of the Company.

(b) From and after the date hereof, the Selling Shareholders shall not and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or the Company or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Company, any Confidential Information. The Selling Shareholders and their Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by Applicable Law, the Selling Shareholder required to make such disclosure shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 5.05(b), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Company Intellectual Property, inventions, trade secrets, know-how, Owned Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Notwithstanding, the above, the Selling Shareholders may share such Confidential Information with their legal and financial advisors to the extent necessary to consummate the transactions contemplated herein, or to pursue enforcement or defend against any actions arising under this Agreement.

(c) It is the desired intent of the Selling Shareholders and Purchaser that the foregoing provisions of this Section 5.05 shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Selling Shareholders and the Purchaser agree that if the covenants set forth in this Section 5.05 are deemed by any court or arbitrator to be invalid or unenforceable in any jurisdiction, the court or arbitrator may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made. The Selling Shareholders acknowledge that Purchaser has no adequate remedy at law for any breach or any threatened or attempted breach by any Selling Shareholders of the covenants and agreements set forth in this Section 5.05 and, accordingly, the Selling Shareholders agree that Purchaser shall, in addition to the other remedies that may be available to it hereunder or at law, be entitled to commence proceedings in equity and obtain an injunction temporarily or permanently enjoining any Selling Shareholders from breaching or threatening or attempting any such breach of such covenants and agreements and to require compliance by any Selling Shareholders with such covenants and agreements. For purposes of any such proceeding in equity, it shall be presumed that the remedies at Law available to Purchaser would be inadequate, and that Purchaser would suffer irreparable harm as a result of the violation of any provision of this Section 5.05.

Section 5.06 Release by Selling Shareholders.

(a) Effective as of the Closing Date, the Selling Shareholders hereby absolutely, unconditionally and irrevocably release and discharge, fully, finally and forever, the Company and its Subsidiaries, employees, managers, partners, directors, officers, agents, attorneys, plan administrators, consultants, advisors and representatives and the respective heirs, successors and assigns of each of the foregoing (together, the “Company Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Company Released Parties related to the Company and its operations, from the beginning of time until the Closing Date, whether known or unknown, absolute or contingent, both at Law and in equity, which the Selling Shareholders ever had, now has, or ever may have, against any Company Released Parties, including in the Selling Shareholders’ capacity as a stockholder of the Company and pursuant to any Contract between the Selling Shareholders and a Company Released Party (the “Selling Shareholder’s Claims”); provided, however, that Selling Shareholders’ Claims shall not include (i) any claims for benefits or compensation that such Selling Shareholder may have in respect of his or her rights under the terms of any Company Benefit Plans, or (ii) any claims or rights, including rights of defense, arising out of this Agreement or any documents, agreements or certificates executed or entered into by Purchaser or Selling Shareholders in connection with the transactions contemplated by this Agreement.

(b) The Selling Shareholders represent that they have not filed, and covenant that each of them will not file, any complaint or claim against Purchaser, the Company or any other Company Released Party with any Governmental Entity or any other forum in any jurisdiction, based on events occurring on or prior to the Closing Date in relation to any matter released hereunder. The Selling Shareholders further represent that they have not assigned any Selling Shareholder’s Claim or authorized any other Person to assert any Selling Shareholder’s Claim on its behalf.

(c) The Selling Shareholders expressly acknowledge that the release provided under this Section 5.06 is intended to include in its effect, without limitation, all claims within the scope of this Section 5.06 that such Selling Shareholders do not know or suspect to exist in such Selling Shareholder’s favor at the time of execution hereof, and that this Section 5.06 contemplates the extinguishment of any such claim or claims.

(d) The release provided under this Section 5.06 shall extend to and be binding upon the Selling Shareholders and their legal successors and assigns and shall inure to the benefit of the Company and the other Company Released Parties.

(e) The Selling Shareholders acknowledge that they are aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Selling Shareholders hereby expressly waive, surrender and agree to forego any and all protections, rights or benefits to which they otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect; provided, however, that such waiver, surrender and agreement to forego does not extend to claims arising out of, based upon or relating to the breach by Purchaser of any of the provisions of this Agreement or any documents, agreements or certificates executed or entered into by Purchaser or Selling Shareholders in connection with the transactions contemplated by this Agreement.

Section 5.07 Release by Company and Purchaser. Effective as of the Closing Date, Purchaser, for itself and on behalf of the Company, hereby absolutely, unconditionally and irrevocably release and discharge, fully, finally and forever, the Selling Shareholders, their trustees, Affiliates, agents, attorneys, plan administrators, consultants, advisors, representatives and the respective heirs, successors and assigns of each of the foregoing (together, the “Shareholder Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Shareholder Released Parties related to the Company and its operations, from the beginning of time until the Closing Date, whether known or unknown, absolute or contingent, both at Law and in equity, which the Company and Purchaser ever had, now has, or ever may have, against any Shareholder Released Parties (the “Company Released Claims”), including any such claims against any Selling Shareholder in their capacity as shareholder, director, officer or employee of the Company; provided, however, that Company Released Claims shall not include (i) any claims arising out of criminal activity, intentional or willful acts or omissions, including willful or intentional misrepresentation, or fraud of the Selling Shareholder, (ii) any claims or rights, including rights of defense, arising out of this Agreement or any documents, agreements or certificates executed or entered into by Purchaser or Selling Shareholders in connection with the transactions contemplated by this Agreement, (iii) any claims or rights, including rights of defense, arising out of any agreement between such Shareholder Released Party, on the one hand, and the Company or any of its Affiliates, on the other hand, and (iv) any claims for breach of fiduciary duty owed by such Shareholder Released Party to the Company.

(b) The Purchaser expressly acknowledges that the release provided under this Section 5.07 is intended to include in its effect, without limitation, all claims within the scope of this Section 5.07 that the Purchaser or Company do not know or suspect to exist the Purchaser’s or Company’s favor at the time of execution hereof, and that this Section 5.07 contemplates the extinguishment of any such claim or claims.

(c) The Purchaser acknowledges that it is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Purchaser, for itself, its Affiliates and the Company, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which it otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect; provided, however, that such waiver, surrender and agreement to forego does not extend to claims arising out of, based upon or relating to the breach by the Selling Shareholders of any of the provisions of this Agreement or any documents, agreements or certificates executed or entered into by Purchaser or Selling Shareholders in connection with the transactions contemplated by this Agreement.

Section 5.08 Use of Intellectual Property. After Closing, the Selling Shareholders shall not use, directly or indirectly or in any manner (including licensing, or purporting to grant any license to, any Intellectual Property or any other proprietary right owned or controlled by the Company to any third party), the Company Intellectual Property, including any trademarks, tradenames or other names confusingly similar thereto, and the Selling Shareholders shall not enforce or authorize enforcement of any rights in or to the Company Intellectual Property.

Section 5.09 Tax Matters.

(a) Tax Return Preparation and Filing.

(i) Craig Brauff, on behalf of the Selling Shareholders, shall file with the Internal Revenue Service or cause to be filed when due (taking into account any applicable extensions), Form 1120S and all related forms in connection with the short tax year of the Company beginning on January 1, 2018 and ending on the Closing Date (the “Short Year Return”), and the Selling Shareholders shall pay all Taxes due in respect of such Short Year Return. The Company shall file, or cause to be filed, when due all other Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries prior to the Closing Date and shall pay all Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared in accordance with the past practice and custom of the Company or such Subsidiary, as applicable, in preparing its Tax Returns, except as otherwise required by Applicable Law.

(ii) Other than the Short Year Return, the Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries relating to any Pre-Closing Tax Period that have not yet been filed as of the Closing Date.

(iii) Not later than five (5) days prior to the due date for the payment of Taxes on any Tax Return which Purchaser has the responsibility to cause to be filed pursuant to Section 5.09(a)(ii), the Selling Shareholders shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, which are attributable to any Pre-Closing Tax Period (as determined pursuant to Section 5.09(b) in the case of a Straddle Period), except to the extent such Taxes have been taken into account as a liability in determining Working Capital. For the avoidance of doubt, any payment required by this Section 5.09(a)(iii) shall not be made from the Holdback Amount except in the sole discretion of Purchaser and no payment obligation pursuant to this Section 5.09(a)(iii) shall excuse the Selling Shareholders from their indemnification obligations pursuant to Section 6.01(a)(iv) if the amount of Taxes, as ultimately determined on audit or otherwise, for the periods covered by such Tax Returns exceeds the amount of the Selling Shareholders’ payment under this Section 5.09(a)(iii).

(b) Straddle Period Tax Allocation. For purposes of determining the portion of Taxes of the Company for a Straddle Period which are attributable to a Pre-Closing Tax Period, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on or prior to the Closing Date and the portion beginning after the Closing Date (i) in the case of real property, business personal property and ad valorem Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, as if such Straddle Period ended, and the books of the Company or such Subsidiary, as applicable, closed, as of the end of the day on the Closing Date.

(c) Termination of Tax Sharing Agreements. Any and all Tax allocation, Tax indemnification or Tax sharing agreements (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) between the Company or any of its Subsidiaries and any other Person shall be terminated as of the Closing Date and, from and after the Closing Date, none of the Company or any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

(d) Section 338(h)(10) Election. At Purchaser’s option, each of the Company and each of the Selling Shareholders shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Election”). In furtherance of the preceding sentence, each of the Selling Shareholders shall execute and deliver to Purchaser such documents or forms as Purchaser shall reasonably request or as are required by Applicable Law to effect the Section 338(h)(10) Election (the “Section 338 Forms”). The Selling Shareholders shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by Applicable Law and shall take no position inconsistent with treating the purchase by Purchaser of the Shares as a transaction to which Section 338(h)(10) of the Code applies, except as required by a Taxing Authority upon final resolution of an audit or other examination. The Selling Shareholders and Purchaser shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election.

(e) Allocation of Purchase Price. Each of the Selling Shareholders and Purchaser agree that the Purchase Price and any liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with the Closing Working Capital and the final Closing Statement, and consistent with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding the above, the parties agree, absent manifest error, that for purpose of allocation pursuant to Section 1060 of the Code, the value of any accounts receivable as of Closing is $350,275.55, the value of any Class V assets for purposes of any allocation under Section 1060 is $250,000.00 and the value of the software is $188,402.46, and the Code Section 1245 recapture amount is $55,724.53. As soon as practicable after the Closing Date, Purchaser shall prepare an allocation of the deemed sale price of the assets of the Company (the “Section 338 Allocations”) among the assets of the Company in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser shall deliver a proposed draft of the Section 338 Allocations to the Selling Shareholders within ninety (90) days after the Closing Date. Purchaser and the Selling Shareholders shall then cooperate in good faith to agree to and finalize the Section 338 Allocations. The Selling Shareholders and Purchaser shall each cooperate fully with each other and make available to each other, respectively, such Tax data and other information as may be reasonably required in order to timely complete the Section 338 Allocations. If the parties reach agreement as to the Section 338 Allocations, the Selling Shareholders and Purchaser shall each report, for Tax purposes, the transactions contemplated herein consistent with the agreed to Section 338 Allocations and shall not assert, in connection with any examination, claim, adjustment or other Proceeding with respect to Taxes (except as otherwise required by Applicable Law), any Tax items inconsistent with the agreed to Section 338 Allocations, except in each case to the extent required to reflect an adjustment to the Purchase Price occurring after the Section 338 Allocations are agreed to by the Selling Shareholders and Purchaser. If the parties are unable to agree as to the Section 338 Allocations within one hundred twenty (120) days after the Closing Date, then each of the Selling Shareholders and Purchaser may adopt their own positions regarding the Section 338 Allocations.

(f) S Corporation Status. The Company (on or before the Closing Date) and Selling Shareholders shall not revoke the Company’s election to be taxed as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for federal (and, where applicable, state and local) Tax purposes. Except for the consummation of the purchase and sale of the Shares pursuant to this Agreement, the Company (on or before the Closing Date) and each of its Subsidiaries and Selling Shareholders shall not take any action or allow any action to be taken that would result in the termination of the Company’s status as a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code for federal (and, where applicable, state and local) Tax purposes.

(g) Cooperation. Each of Purchaser, the Company any each of its Subsidiaries and each of the Selling Shareholders shall cooperate with each other and provide each other with such assistance as may be reasonably requested by them with respect to the preparation of any Tax Returns, any Tax audit or other examination in connection with a Proceeding involving a Taxing Authority and the enforcement of the provisions of this Section 5.09.

(h) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.09 shall survive until ninety (90) days after the expiration of the statute of limitations applicable to the obligation to pay the relevant Taxes covered thereby.

(i) Tax Treatment of Adjustments. Except as otherwise required by Law, any amounts which may become payable under Article II will constitute an adjustment to the Purchase Price for all applicable Tax purposes.

Section 5.10 Employee Retention Plan. As soon as practicable following the Closing, the Purchaser shall approve and adopt the employee retention plan in the form attached hereto as Exhibit C (the “Employee Retention Plan”).

Section 5.11 Further Assurances. Following the Closing, the Selling Shareholders, on the one hand, and Purchaser and the Company, on the other, shall, from time to time, without further cost or expense to such party, execute and deliver such instruments of conveyance and transfer and take such other actions as may reasonably be requested by another party hereto in order to more effectively evidence the sale, transfer, assignment and delivery of the Shares or any other transactions contemplated hereby.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification by the Selling Shareholders.

(a) From and after the Closing Date, the Selling Shareholders shall, subject to the limitations and qualifications set forth in this Article VI, jointly and severally indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from, any Losses suffered or incurred by such Purchaser Indemnitee to the extent arising from:

(i) any breach of any representation or warranty of the Selling Shareholders set forth in Article III;

(ii) any breach of any covenant of such Selling Shareholders contained in this Agreement;

(iii) the failure to pay any Transaction Expenses; or

(iv) any liability, without duplication, in respect of any Taxes (A) of the Selling Shareholders or for which the Selling Shareholders are responsible pursuant to Section 5.01(b), (B) imposed on the Company or any of its Subsidiaries, or for which the Company becomes liable, which are attributable to any Pre-Closing Tax Period (as determined pursuant to Section 5.08(b) in the case of a Straddle Period), (C) imposed on the Company or any of its Subsidiaries (or any predecessor thereof) by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of state, local or foreign Law), or (D) of or imposed on any Person for which the Company or any of its Subsidiaries as of the Closing Date is or has been liable as a transferee or successor, by Contract or assumption, operation of Law or otherwise.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Selling Shareholders shall not be required to indemnify any Purchaser Indemnitee under Section 6.01(a)(i) for any Loss:

(i) unless the aggregate of all Losses for which Selling Shareholders would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to seventy-five thousand dollars ($75,000), in which case the Selling Shareholders will only be liable for such Losses in excess of such amount; provided, however, that this clause (i) shall not apply to any claim for indemnification (A) under Section 6.01(a)(iv), (B) arising out of a breach or alleged breach of any covenant in Section 5.08, (C) arising out of a breach or alleged breach of the Fundamental Representations or the representations and warranties contained in Section 3.13 (Taxes), or (D) arising out of the intentional misrepresentation or fraud of the Selling Shareholders or the Company;

(ii) to the extent that the aggregate amount of all Losses paid to Purchaser in respect indemnification claims under Section 6.01(a)(i) exceeds an amount equal to the Holdback Amount; provided, however, that this clause (ii) shall not apply to any claim for indemnification (A) under Section 6.01(a)(iv), (B) arising out of a breach or alleged breach of any covenant in Section 5.08, (C) arising out of a breach of the Fundamental Representations or the representations and warranties contained in Section 3.13 (Taxes), or (D) arising out of the intentional misrepresentation or fraud of the Selling Shareholders or the Company.

Section 6.02 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify the Selling Shareholders and their agents and representatives (the “Selling Shareholders Indemnitees”) against and hold them harmless from any Loss suffered or incurred by such Selling Shareholders Indemnitee to the extent arising from:

(a) any breach of any representation or warranty of Purchaser set forth in Article IV; and

(b) any breach of any covenant of Purchaser contained in this Agreement.

Section 6.03 Calculation of Losses.

(a) No Indemnified Party shall be entitled to any indemnification hereunder to the extent that such indemnification would constitute a duplicative payment for the same Loss, and the Selling Shareholders shall have no liability under this Agreement for any Loss to the extent such Loss is taken into account in the calculation of Closing Working Capital.

(b) Notwithstanding anything to the contrary in this Agreement, for purposes of this Article VI, the amount of a Loss for which any Purchaser Indemnitee or Selling Shareholders Indemnitee is entitled to indemnification in respect of any breach or inaccuracy in the representations and warranties in Articles III or IV (but not the existence of such breach or inaccuracy entitling a party to indemnification) shall be determined, in each case, as if any Materiality Qualifications were not included therein or in any statement contained in any certificate required to be delivered pursuant to this Agreement. Notwithstanding the foregoing, any Materiality Qualifications that are included in the Financial Statements (including the footnotes therein) or the applicability and application of GAAP shall not be subject to this subsection (b).

(c) No claim may be asserted by an Indemnified Party under Section 6.01(a) or Section 6.02 for any exemplary or punitive damages of such Indemnified Party; provided, however, that the foregoing limitations shall not apply to the extent an Indemnified Party suffers any such Losses in respect of a Third Party Claim. No claim shall be asserted by an Indemnified Party, and no Indemnified Party shall be entitled to claim under Section 6.01(a) or Section 6.02, a multiple of damages or multiple of Losses as a diminution in value of the Shares or of the value of the Purchaser or its Affiliates.

(d) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement (as qualified by the matters that have been disclosed in the Disclosure Schedule) shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty covenant or agreement.

Section 6.04 Procedures.

(a) Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.01 or Section 6.02 in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the party or parties against whom indemnity is sought (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that, subject to Section 6.05, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days’ after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to diligently defend such Third Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may assume its own defenses, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Notwithstanding anything to the contrary contained in this Section 6.04, in the event a Third Party Claim is made against an Indemnified Party as to which such Indemnified Party is entitled to seek indemnification hereunder and (i) the Third Party Claim seeks damages other than money damages, (ii) the then-current balance of the Holdback Amount is insufficient to satisfy at least 50% of the amount that is being sought in such Third Party Claim, (iii) within thirty (30) days of assuming the defense of such Third Party Claim, the Indemnifying Party does not expressly agree in writing to be fully responsible for all Losses relating to such Third Party Claim up to the lesser of (A) the remaining funds of the Holdback Amount or (B) the amount of damages sought in such Third Party Claim, or (iv) the Indemnified Party, after conferring with its counsel and with the Indemnifying Party , reasonably determines that a conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable, then, in any such case, the Indemnified Party may elect to retain and control the defense of such Third Party Claim with one counsel selected by such Indemnified Party and reasonably satisfactory to the Indemnifying Party and will be entitled to be reimbursed by the Indemnifying Party for reasonable fees and expenses of its counsel incurred in such defense. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written Consent (which shall not be unreasonably withheld). No Indemnifying Party shall settle or compromise any Third Party Claim in which any relief other than the payment of money damages is sought against the Indemnified Party unless the Indemnified Party Consents in writing to such settlement or compromise (which consent shall not be unreasonably withheld).

(c) Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 6.01 or Section 6.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Subject to Section 6.05, the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 6.01 or Section 6.02, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure.

(d) Satisfaction of Indemnification Obligations; Release of Holdback Amount. Except as otherwise set forth in Section 5.08(a)(iii), from and after the Closing (but subject to the provisions of this Article VI), any indemnification to which a Purchaser Indemnitee is entitled under this Agreement, established either by (i) a final non-appealable Judgment or (ii) written notice of concession by any Selling Shareholder, as a result of any Loss arising following the Closing Date shall be satisfied (1) first, by recouping such Loss from the Holdback Amount, if any, by such Purchaser Indemnitee, after which (2) any remaining balance of such Loss and any future Losses payable to any Purchaser Indemnitee shall be paid directly by the Selling Shareholders on a joint and several basis pursuant to Section 6.04(e). In the event that, on the date that is twelve (12) months following the Closing Date, there remains a balance of the Holdback Amount in excess of $1,125,000, then the Purchaser shall release to the Selling Shareholders from the Holdback Amount an amount equal to (A) the difference between (y) the balance of the Holdback Amount then-remaining on such date and (y) $1,125,000, minus (B) an amount equal to the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification, which remaining amounts shall be released to the Selling Shareholders promptly upon the resolutions of such then-unresolved good faith claims. In the event that, on the date that is twenty-four (24) months following the Closing Date all or any portion of the Holdback Amount has not been paid to Purchaser Indemnitees in satisfaction of claims under this Article VI, then Purchaser shall release to the Selling Shareholders such then-remaining balance of the Holdback Amount, other than an amount equal to the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification, which remaining amounts shall be released to the Selling Shareholders promptly upon the resolutions of such, then-unresolved good faith claims, if any.

(e) Payments. Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in this Article VI or the claim is disputed by the Indemnifying Party and such dispute remains unresolved, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined or any such dispute is resolved.

(f) Tax Treatment of Indemnity Payment. With respect to any indemnity payment under this Agreement, the parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the Purchase Price.

Section 6.05 Survival of Representations and Covenants.

(a) The representations and warranties of the Selling Shareholders contained in this Agreement shall survive the Closing and (i) in respect of the Fundamental Representations (other than the representations and warranties set forth in Section 3.15 (Benefit Plans)), shall survive without expiration; (ii) in respect of the representations and warranties set forth in Section 3.13 (Taxes) and Section 3.15 (Benefit Plans), shall survive until ninety (90) days after the expiration of the statute of limitations applicable thereto; (iii) in respect of the representations and warranties set forth in Section 3.08 (Software; Products; Services; Computer Systems) and Section 3.09 (Intellectual Property), shall terminate on the date which is thirty-six (36) months from the Closing Date; and (iv) in respect of all other representations and warranties made by the Selling Shareholders or the Company, shall terminate on the date which is twenty-four (24) months from the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any claim as to which an Indemnified Party shall have, before the expiration of the applicable period, previously delivered a notice of such claim pursuant to Section 6.04 to the applicable Indemnifying Party.

(b) The representations and warranties of Purchaser contained in this Agreement (i) in respect of Section 4.02 (Authority; Execution and Delivery, Enforceability), and Section 4.06 (Brokers’ Fees) shall survive without expiration and (ii) all other representations and warranties made by Purchaser shall survive the Closing for a period of twenty-four (24) months from the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any claim as to which an Indemnified Party shall have, before the expiration of the applicable period, previously delivered a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 6.04 to the applicable Indemnifying Party.

(c) The covenants and agreements of each party contained in this Agreement (including this Article VI) shall survive for the period specified therein, and if not specified, without expiration.

Section 6.06 Right of Contribution. Except as set forth in Section 6.03(c), effective as of the Closing, the Selling Shareholders shall have no right of contribution or other recourse against the Company for any breach under or pursuant to this Agreement.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Seller Representative

(a) The Selling Shareholders hereby appoint Craig Brauff as the “Seller Representative.” The Seller Representative shall serve as representative of the Selling Shareholders with full power and authority to take all actions under this Agreement and any related documents solely on behalf of each Selling Shareholder. Each Selling Shareholder by approval of this Agreement hereby irrevocably appoints the Seller Representative as agent, proxy and attorney-in-fact for such Selling Shareholder for all purposes of this Agreement, including full power and authority on such Selling Shareholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to execute and deliver on behalf of such Selling Shareholder any amendment or waiver hereto, (iii) to take all other actions to be taken by or on behalf of such Selling Shareholder in connection herewith, (iv) to negotiate, settle, compromise and otherwise handle all disputes under Section 2.04, Tax matters pursuant to Section 5.09, and claims made pursuant Article VI hereof, and (v) to do each and every act and exercise any and all rights which such Selling Shareholder or the Selling Shareholders collectively are permitted or required to do or exercise under this Agreement or any related documents. Each Selling Shareholder agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity or bankruptcy of any Selling Shareholder. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Selling Shareholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct.

(b) The Seller Representative agrees that it shall not commence proceedings to liquidate, dissolve or wind up its affairs, or voluntarily resign as Seller Representative, as applicable, without providing to Purchaser and each other Selling Shareholder prior written notice of its intention to do so. Upon receipt of such notice, the Seller Representative shall appoint a substitute Person (which may or may not be a Selling Shareholder) to act as “Seller Representative” hereunder with all rights, powers and authority to act on behalf of the Selling Shareholders as the initial Seller Representative has pursuant to this Section 7.01, subject to Purchaser’s approval, not to be unreasonably withheld or delayed.

(c) Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties in such capacity under this Agreement or any related documents shall be reimbursed to the Seller Representative by the Selling Shareholders. The Seller Representative may from time to time submit invoices to the Selling Shareholders covering each Selling Shareholder’s respective pro rata portion based on number of Shares held as of Closing of such expenses and/or liabilities and, upon the request of any Selling Shareholder, shall provide such Selling Shareholder with an accounting of all expenses paid. In addition to any other rights or remedies, the Seller Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed by any Selling Shareholder to the Seller Representative against any amounts to be paid to the Selling Shareholders.

(d) Each Selling Shareholder shall severally, but not jointly, based on their respective pro rata portion based on number of Shares held as of Closing, indemnify and hold harmless, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller Representative’s execution and performance (solely in its capacity as the Seller Representative and not in its capacity as a Selling Shareholder) of this Agreement and any related documents, except for fraud or willful misconduct by the Seller Representative. This indemnification will survive the termination of this Agreement and any related documents. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, the Seller Representatives will not be liable to the Selling Shareholders. In no event will the Seller Representative (solely in its capacity as the Seller Representative and not in its capacity as a Selling Shareholder) be liable hereunder or in connection herewith to any of the Selling Shareholders for any indirect, punitive, special or consequential damages.

(e) Each Selling Shareholder (including, in each case for purposes of this Section 7.01, the Seller Representative) agrees that Purchaser and, following the Closing, the Company, shall be entitled to rely on any action taken by the Seller Representative, on behalf of each Selling Shareholder (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Selling Shareholder as fully as if such Selling Shareholder had taken such Authorized Action. Each Selling Shareholder hereby releases and discharges Purchaser and, following the Closing, the Company, from and against any Losses arising out of or in connection with the Seller Representative’s failure to distribute any amounts received by the Seller Representative on the Selling Shareholders’ behalf to the Selling Shareholders. Payment of all amounts paid by or on behalf of Purchaser to the Seller Representative shall constitute payment by Purchaser to each of the Selling Shareholders and satisfaction of Purchaser’s obligation to pay such amount hereunder (notwithstanding any withholding by the Seller Representative.)

Section 7.02 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written Consent of the other parties hereto. Any attempted assignment in violation of this Section 7.01 shall be void. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.

Section 7.03 No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto, their successors and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto, such successors and such assigns, any legal or equitable rights hereunder. Without limiting the generality of the foregoing, no third party is entitled to rely on or is otherwise intended to be a beneficiary of any representation or warranty made by or on behalf of any Selling Shareholders in or pursuant to this Agreement, or any of the statements or information contained herein or in any Exhibit or Schedule hereto or otherwise furnished or made available to Purchaser or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, legal counsel, accountants, investment bankers or potential or actual sources of financing.

Section 7.04 Notices. All notices or other communications required or permitted to be given to any party hereunder shall be in writing and shall be given as follows:

(a) if to Purchaser, to:	Zix Corporation 2711 North Haskell Avenue Suite 2200, LB 36 Dallas, Texas 75204-2960 Telephone: (214) 370-2219 Attention: General Counsel

with a copy (which shall not constitute notice) to:	Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 Telephone: (214) 953-6454 Attention: Don J. McDermett, Jr. and Kevin Henderson

(b) if to the Selling Shareholders, or Seller Representative, to:	Cm2.com Selling Shareholders 2801 Mountain View Avenue N. Renton, WA 98056 Telephone: (425) 246-9329 Attention: Craig Brauff, Seller Representative

with a copy (which shall not constitute notice) to:	Ogden Murphy Wallace, PLLC 901 Fifth Avenue #3500 Seattle, WA 98164 Telephone: (206) 447-7000 Attention: David A. Ellenhorn

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5 P.M. Dallas, Texas time on a Business Day, otherwise on the next Business Day or (iii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

Section 7.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (and the counterparts may be exchanged by electronic transmission), all of which shall be considered the same agreement. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 7.06 Entire Agreement. This Agreement, along with the Schedules and Exhibits thereto and the other documents contemplated hereby, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Escrow Agreement.

Section 7.07 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

Section 7.08 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) any state court of competent jurisdiction located in Dallas County, Texas, and (b) the United States District Court for the Northern District of Texas, Dallas Division, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Proceeding either in the United States District Court for the Northern District of Texas, Dallas Division or if such Proceeding may not be brought in such court for jurisdictional reasons, in any state court of competent jurisdiction located in Dallas County, Texas. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7.08. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any state court of competent jurisdiction located in Dallas County, Texas, or (ii) the United States District Court for the Northern District of Texas, Dallas Division, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. This Section 7.08 shall not apply to any dispute under Section 2.04 that is required to be decided by the Firm.

Section 7.09 Conflicts and Privilege. Purchaser (on behalf of itself, the Company and its Subsidiaries) agree that, notwithstanding any current or prior representation of the Company or any of its Subsidiaries by Ogden Murphy Wallace, PLLC (“OMW”), OMW shall be allowed to represent any Selling Shareholder or any of their Affiliates in any matters and/or disputes (or any other matter), including any matter or dispute adverse to Purchaser, the Company, any Subsidiaries of Purchaser or the Company, or any of their respective Affiliates that arises in the future and relates to this Agreement or any of the other documents contemplated by the transaction herein, or any of the transactions contemplated hereby or thereby, and Purchaser and the Company (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that OMW has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Purchaser, the Company, any Subsidiaries of Purchaser or the Company, or any of their respective Affiliates (on the one hand) and any Selling Shareholder, the Seller Representative, or any of their Affiliates (on the other hand) in whatever capacity, OMW may represent such Selling Shareholder, the Seller Representative, or such Affiliate in such dispute even though the interests of such Selling Shareholder or such Affiliate may be directly adverse to Purchaser, the Company, any Subsidiaries of Purchaser or the Company, or any of their respective Affiliates and even though OMW may have represented the Company and its Subsidiaries in a matter related to such dispute. Purchaser and the Company (on behalf of itself and its Subsidiaries) further agree that, as to all communications between or among OMW and the Company, any of the Subsidiaries of the Company, any of the Selling Shareholders and/or any of their respective Affiliates that relate in any way to (i) the business, operations, finances, assets, securities, liabilities or prospects of, or any other matters relating to, the Company or any of its Subsidiaries or (ii) any of the transactions contemplated by this Agreement or any of the other documents contemplated by the transaction herein, or any of the transactions contemplated hereby or thereby, the attorney-client privilege and the expectation of client confidence belongs to the Selling Shareholders and shall not pass to or be claimed by Purchaser, the Company or any Subsidiary of Purchaser or the Company.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law principles thereof.

Section 7.11 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or the Selling Shareholders, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.12.

Section 7.13 Specific Performance. Each of the Selling Shareholders and Purchaser acknowledges and agrees that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Selling Shareholders or Purchaser could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled under this Agreement, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 7.14 No Presumption Against Drafting Party. Each party acknowledges that each party has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of Applicable Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first written above.

PURCHASER

ZIX CORPORATION

By:	/s/ David E. Rockvam

Name:	David E. Rockvam
Title:	Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first written above.

THE SELLING SHAREHOLDERS

By:	/s/ Craig Brauff

Name:	Craig Brauff

By:	/s/ Julie Lomax Brauff

Name:	Julie Lomax Brauff

ALEXANDRA BRAUFF GIFT TRUST U/A 12/21/12

By:	/s/ Shari Wood-Richardson

Name:	Shari Wood-Richardson
Title:	Trustee

COURTNEY BRAUFF GIFT TRUST U/A 12/21/12

By:	/s/ Shari Wood-Richardson

Name:	Shari Wood-Richardson
Title:	Trustee

JULIE LOMAX GIFT TRUST U/A 12/21/12

By:	/s/ Julie A. Lomax

Name:	Julie A. Lomax
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE

/s/ Craig Brauff
Name: Craig Brauff

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Calculation of Working Capital

(in U.S. dollars)	February 28, 2018
CURRENT ASSETS
Accounts Receivable	$361,934
Prepaid Expenses	2,681

Allowance for Bad Debt	—
Amounts Owed	—
Employee Loan Receivable	600
Loan to 321 Burnett	500,000

Other Current Assets	500,600

TOTAL CURRENT ASSETS	$865,215

CURRENT LIABILITIES
Total Accounts Payable	6,547
Total Credit Cards	16,386
2400 LinkedIn API Liability	13,012

Accounts Payable	$35,945
2211 HSA Payable	—
Total 2212 Commission Liability	7,501
2220 Garnishments Payable	—
2221 PTO Accrual	—
2230 Payroll Taxes Payable – WA	(10)
2232 Payroll Taxes Payable – NY	—
2240 L&I Payable	301
2241 SUI Payable	—
2300 B&O Tax Payable	6,044
2350 Excise Tax Payable OOS	—

Accrued Salaries/Wages (including Taxes)	$13,837

TOTAL CURRENT LIABILITIES	$49,782

WORKING CAPITAL	$815,343

The parties acknowledge and agree that the foregoing Calculation of Working Capital reflects certain of the items included in the determination of Working Capital on the Company’s unaudited balance sheet as of February 28, 2018. The Final Closing Statement shall include the same items included in this Calculation of Working Capital.

EXHIBIT A - 1

EXHIBIT B

Form of Selling Shareholder Acknowledgement

(see attached)

EXHIBIT B - 1

April 2, 2018

Zix Corporation

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

Attention: [•]

Re: Acknowledgement of Receipt of Closing Purchase Price

Ladies and Gentleman:

Reference is made to that certain Stock Purchase Agreement, dated as of April 2, 2018 (the “Purchase Agreement”), by and among Craig Brauff, an individual resident of the State of Washington, Julie Lomax Brauff, an individual resident of the State of Washington, Shari Wood-Richardson, as Trustee of the Alexandra Brauff Gift Trust U/A 12/21/12, Shari Wood-Richardson, as Trustee of the Courtney Brauff Gift Trust U/A 12/21/12, and Julie A. Lomax, as Trustee of the Julie Lomax Gift Trust U/A 12/21/12 (each, a “Selling Shareholder” and, together, the “Selling Shareholders”), and Zix Corporation, a Texas corporation (“Purchaser”). Capitalized terms used and not otherwise defined in this notice have the meaning given to them in the Purchase Agreement.

The undersigned Selling Shareholder hereby acknowledges its receipt from Purchaser of a total of $[•], which amount represents such Selling Shareholder’s share of the Closing Purchase Price pursuant to Section 2.03(a)(iv) of the Purchase Agreement.

[Signature Page Follows]

Very truly yours,

[•]

[Signature Page to Acknowledgement of Selling Shareholder]

EXHIBIT C

Employee Retention Plan

(see attached)

EXHIBIT C - 1

ZIX CORPORATION

ERADO RETENTION PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

Zix Corporation, a Texas corporation (the “Company”), has established this retention plan known as the Zix Corporation Erado Retention Plan, effective as of April             , 2018 (the “Plan”). The Company is party to a transaction (the “Transaction”) pursuant to which the Company has acquired the stock of CM2.COM, Inc., a Washington corporation (“Erado”), as evidenced by that certain Stock Purchase Agreement, dated as of April             , 2018, by and among the Company and certain other parties named therein (the “Purchase Agreement”). The Company recognizes that engagement in the continuing operations of the Company and its Affiliates by select Erado employees during the period following the closing of the Transaction will be critical to facilitate the Transaction’s success. The primary purpose of the Plan is to provide an incentive for such employees to remain employed with the Company or an Affiliate thereof during such period.

ARTICLE 2

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below and when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Administrator” means the committee appointed by the Company’s board of directors to serve as administrator of the Plan.

(b)	“Affiliate” means a corporation, limited liability company, partnership or other entity (i) which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company, or (ii) of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(c)	“Cause” means (i) significant and repeated unauthorized absences by the Participant during scheduled work hours; (ii) material breach by the Participant of any published Company code of conduct or code of ethics after providing Participant with notice of, and a reasonable opportunity to cure, such material breach, (iii) egregious and willful misconduct, including dishonesty, fraud or continued intentional violation of Company or Affiliate policies and procedures which is reasonably determined to be materially detrimental to the Company or an Affiliate; (iv) final conviction of a felonious crime; or (v) repeated material failure to meet reasonable performance criteria as established by the Company or an Affiliate and communicated to the Participant, after providing Participant with notice of, and a reasonable opportunity to cure, such failure.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“First Retention Period” means the Closing Date (as defined in the Purchase Agreement) to December 31, 2018.

1

(f)	“Initial Base Salary” means the annualized amount of a Participant’s base salary which is in effect as of such time that is immediately following the closing of the Transaction and further set forth in such Participant’s Letter Agreement.

(g)	“Letter Agreement” means the letter provided by the Administrator to each Participant that sets forth the Retention Bonus award as described in Section 5.1 (the standard version of which is attached to this Plan as Exhibit A).

(h)	“Participant” means an employee of Erado who is provided a Letter Agreement in accordance with Article 4 and who executes and returns such Letter Agreement in accordance with the terms thereof.

(i)	“Retention Bonus” means the amount described in Section 5.1 and specifically described in the Participant’s Letter Agreement.

(j)	“Retention Period” means the First Retention Period and/or the Second Retention Period, as applicable, or such other period(s) set forth in a Letter Agreement during which a Participant must remain in continuous employment with the Company or an Affiliate (including Erado as an Affiliate of the Company for periods on and after the Closing Date) in order to earn a Retention Bonus (or portion thereof).

(k)	“Second Retention Period” means January 1, 2019 to December 31, 2019.

ARTICLE 3

ADMINISTRATION

3.1 Administration of the Plan. The Plan shall be administered by the Administrator. Subject to the provisions of this Plan (including Section 9.1), the Administrator shall have full power and authority (a) to select and approve Participants; (b) to determine the terms and conditions of each individual’s participation in a manner consistent with the provisions of the Plan (which terms and conditions may include achievement of performance objectives set forth in a Letter Agreement); (c) to interpret, in its sole discretion, the Plan and any agreement or instrument entered into under the Plan, including any Letter Agreement; (d) to establish, amend, rescind, or waive rules and regulations for the Plan’s administration; and (e) in general to have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan. Notwithstanding the foregoing or any provision of the Plan to the contrary, a Participant must exhaust all administrative remedies established by the Administrator before bringing any action at law or equity. The Administrator may delegate its power, authority and duties under the Plan to the chief executive officer or other officers of the Company pursuant to such conditions or limitations as the Administrator may establish; provided, however, that the Administrator’s duty to select and approve executive officer Participants and the applicable terms and conditions for such Participants may not be delegated by the Administrator.

2

3.2 Decision of Administrator Final. Subject to applicable law and the other provisions of this Plan, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith shall be final and conclusive and binding on all persons.

ARTICLE 4

PARTICIPATION

The Administrator shall identify which employees of Erado shall participate in the Plan. As soon as practicable following selection by the Administrator, each selected employee shall be provided with a Letter Agreement which shall describe the terms and conditions of each individual’s participation in the Plan.

ARTICLE 5

RETENTION BONUS OPPORTUNITY

5.1 Retention Bonus Amount. Subject to the terms of the Plan and the Letter Agreement, a Participant shall be eligible to earn a Retention Bonus. Such Retention Bonus need not be the same for each Participant. Each Retention Bonus amount may be stated as a dollar amount or as a percentage of, or as a formula relating to, the Participant’s Initial Base Salary, and shall represent the amount of cash that can be earned by the Participant under the Plan. Each Participant’s Retention Bonus amount and/or, the respective portions thereof comprising the First Installment and Second Installment, shall be set forth or otherwise described in the Letter Agreement.

5.2 Payment of the Retention Bonus Amount. Subject to Section 6.1 and except as provided in a Letter Agreement, a Participant’s Retention Bonus shall be distributed in accordance with this Section 5.2. Subject to the preceding sentence, the amounts subject to a Participant’s Bonus award shall generally be distributed in two (2) installments as follows:

(a)	The first installment (the “First Installment”), representing a specified portion of the total Retention Bonus amount as set forth in the Letter Agreement, shall be distributed in a lump sum within sixty (60) days following the end of the First Retention Period; and

(b)	The second installment (the “Second Installment”), representing a specified portion of the total Retention Bonus amount as set forth in the Letter Agreement, shall be distributed in a lump sum within sixty (60) days following the end of the Second Retention Period.

Except as provided in Section 6.1 or a Letter Agreement, each Participant must remain in continuous employment with the Company or an Affiliate through and including the applicable Retention Period in order to be entitled to receive the First Installment, the Second Installment or the Retention Bonus, as applicable.

5.3 Withholding for Taxes. Notwithstanding any other provisions of the Plan, the Company shall withhold or shall cause an Affiliate to withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

3

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1 Termination Without Cause. Notwithstanding anything in this Plan to the contrary, in the event a Participant’s employment with the Company or an Affiliate is terminated prior to or as of a Retention Period by reason of termination by the Company or an Affiliate without Cause, subject to execution without revocation of a release of claims agreement with the Company, substantially in the form attached to this Plan as Exhibit B (a “Release”), such Participant shall receive the unpaid portion of the Retention Bonus. Such amount shall be paid in a single lump sum on the first business day after the lapse of the thirty (30) day period following such termination; provided that Participant executes, returns and does not revoke such Release within the period of time prescribed in the Release.

If the Participant fails to execute a Release within the period of time prescribed by the Administrator or executes and then revokes the Release during the seven (7) day period following the execution thereof, the Participant shall forfeit his or her rights to any portion of the Retention Bonus (or any other benefit) under the Plan, not otherwise payable prior to the Participant’s termination.

6.2 Termination For Other Reasons. Except as provided in a Letter Agreement (a) in the event a Participant’s employment with the Company or an Affiliate is terminated for any reason not described in Section 6.1 prior to the close of the First Retention Period, then all rights of such Participant to the Retention Bonus shall be forfeited, and (b) in the event a Participant’s employment with the Company or an Affiliate is terminated for any reason not described in Section 6.1 after the First Retention Period, but prior to the close of the Second Retention Period, then all rights of such Participant to the Second Installment shall be forfeited.

6.3 Forfeiture. For the avoidance of doubt, any portion of the Retention Bonus that is forfeited under the foregoing shall not be payable or otherwise available to any other Participants.

ARTICLE 7

BENEFICIARY

Any amounts that may be payable under the Plan following a Participant’s death shall be payable to the Participant’s surviving spouse, if any, and if not, the estate of the Participant.

ARTICLE 8

RIGHTS OF PARTICIPANTS

8.1 No Employment or Benefit Guaranty. None of the establishment of the Plan, the receipt of a Letter Agreement, any modification or amendment thereof, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company, an Affiliate or the Administrator except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, neither participation in the Plan nor the payment of any portion of the Retention Bonus amount shall be held or construed to give any Participant a right to be retained in the employ of the Company or any Affiliate.

4

8.2 No Assignment of Rights. The rights or interests of a Participant under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, executive or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an amount payable hereunder shall be void. No portion of the Retention Bonus amount shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of any Participant.

8.3 No Funding. All payments to be made under this Plan shall be paid from the general assets of the Company or an Affiliate, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company, an Affiliate and/or any other person.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Amendment and Termination. The Company reserves the right to amend or terminate the Plan, in whole or in part, at any time; provided that, subject to the Plan and the Letter Agreement, no amendment or termination of this Plan shall adversely affect the rights of any Participant to his or her Retention Bonus without the written consent of such Participant.

9.2 Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

9.3 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

9.4 Applicable Law. To the extent not governed by federal law, the Plan and all Letter Agreements shall be construed in accordance with and governed by the laws of the State of Texas.

9.5 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be (or deemed to be) reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

5

9.6 Successors. This Plan may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor and any such successor shall be deemed substituted for all purposes for the “Company” under the terms of this Plan.

[Signature Page to Follow]

6

IN WITNESS WHEREOF, this Zix Corporation Erado Retention Plan has been adopted by the Company to be effective as of the date first written above.

ZIX CORPORATION

By:
Name:	David E. Rockvam
Title:	Chief Financial Officer

[Signature Page to Erado Retention Plan]

Exhibit A

Standard Form of Letter Agreement

RETENTION BONUS AWARD - LETTER AGREEMENT (GENERIC)

THIS LETTER AGREEMENT (this “Agreement”) is made as of __________________, 2018 by and between Zix Corporation, a Texas corporation (the “Company”) and ________________ (“Participant”). Unless otherwise defined herein, capitalized terms used herein will have the meanings ascribed to them in the Zix Corporation Erado Retention Plan (the “Plan”) adopted by the Company.

1. Award. As further described below, Participant is hereby granted, and is eligible to earn, a Retention Bonus subject to the terms, definitions and provisions of the Plan.

2. Payment Schedule. Subject to the terms of the Plan (including Section 6.1) and this Agreement, the Retention Bonus, if earned, (less any required tax withholding as described in Section 5.3 of the Plan) will be payable to Participant as follows:

(i)	the First Installment, which is based on an amount equal to ______ percent ( ___ %) of Participant’s Initial Base Salary and prorated pursuant to clause (y) below, will be distributed in a lump sum within sixty (60) days following the end of the First Retention Period without regard to whether the performance objectives described below are satisfied, it being understood that: (x) the First Retention Period will end as of December 31, 2018; and (y) the amount of the First Installment will be prorated for the number of calendar months in 2018 during which Erado is an Affiliate of the Company (e.g., if the Closing Date occurs in April 2018, the amount of the First Installment will be determined by multiplying the First Installment by a fraction of 9/12);

(ii)	the Second Installment, which represents an amount equal to ______ percent ( ___ %) of Participant’s Initial Base Salary, will be distributed in a lump sum within sixty (60) days following the end of the Second Retention Period without regard to whether the performance objectives described below are satisfied, it being understood that: (x) the Second Retention Period will end as of December 31, 2019; and (y) in determining the amount of the Second Installment, no proration of such amount will occur; and

(iii)	a targeted amount of $3,846 (the “Target Bonus”), subject to increase or decrease as specified below, will be distributed in a lump sum within sixty (60) days following the end of the First Retention Period if the performance objectives described below are satisfied, it being understood that the First Retention Period will end as of December 31, 2018.

For purposes clauses (i) and (ii) of this Paragraph 2, it is acknowledged that Participant’s Initial Base Salary is equal to $____________.

Revised March 2018 (40)	8

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

For purposes of clause (iii) of this Paragraph 2, the performance objectives that are applicable with respect to the Target Bonus will be satisfied if Annual Contract Value (“ACV”) of $3.9 million is achieved during the period commencing on the date hereof and ending December 31, 2018, it being understood ACV for these purposes (A) will relate solely to the “Erado” platform, as currently configured, and (B) will be measured in accordance with the Company’s standard accounting practices. The Target Bonus will be increased or decreased as follows depending on the level of ACV achievement:

Level of ACV Achievement	ACV Achievement Level - Expressed as a Percentage	Payout Level - Expressed as a Percentage of Target Bonus
Below Threshold	Less than 80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum	Greater than or Equal to 120%	120%

If the level of ACV achievement is between Threshold and Target or between Target and Maximum, then the associated individual payout level will be interpolated on a linear basis.

In the event the Retention Bonus becomes payable to Participant pursuant to Section 6.1 of the Plan (termination without Cause), Participant acknowledges that his or her receipt of the Retention Bonus under such circumstances will also include the Target Bonus ($3,846) if his or her termination without Cause occurs during the First Retention Period.

3. Restrictions on Payment. If Participant is identified by the Company as a “specified employee” within the meaning of section 409A of the Code and any guidance issued thereunder on the date on which Participant has a “separation from service” (other than due to death) within the meaning of section 409A of the Code and any guidance issued thereunder, notwithstanding any provision of the Plan or this Agreement to the contrary, any Retention Bonus payment in accordance with Section 6.1 of the Plan that constitutes deferred compensation within the meaning of section 409A of the Code will take place on the earlier of (i) the first business day following the expiration of six (6) months from Participant’s separation from service, (ii) the date of Participant’s death, or (iii) such earlier date as complies with the requirements of section 409A of the Code and any guidance issued thereunder.

4. Taxation With Respect to the Retention Bonus. Participant acknowledges that he or she has not received any advice from the Company, an Affiliate or the Administrator (or any representative thereof) with respect to the tax consequences associated with the grant or payment of the Retention Bonus.

5. Entire Agreement. The Plan is incorporated herein by reference. This Agreement along with the Plan constitute the entire agreement of the parties and supersedes in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Revised March 2018 (40)	9

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

[Signature Page to Follow]

Revised March 2018 (40)	10

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

ZIX CORPORATION

By:
Name:	David E. Rockvam
Title:	Chief Financial Officer

Participant acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Retention Bonus award set forth in this Letter Agreement subject to all of the terms and provisions thereof.

ACCEPTED and AGREED:

[Name of Employee]

Date:

Revised March 2018 (40)	11

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

Exhibit B

Form of Release

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into between ZixCorp Systems, Inc., a Delaware corporation (“ZixCorp”), and ________________________ (“Employee”).

The parties agree as follows:

1)	Termination Date: Employee’s employment with ZixCorp and its subsidiaries, affiliates and related entities (collectively, the “Companies”) will terminate effective as of _______________________________, ________ (“Termination Date”).

2)	Outstanding Wages: ZixCorp will pay Employee any unpaid wages earned by him or her through the Termination Date as follows:

[Describe wage payout benefits, payout amounts and timing of payouts].

3)	Vacation Pay: ZixCorp will pay Employee for unused vacation days accrued through the Termination Date, subject to the condition that Employee timely provides ZixCorp the appropriate absence report forms as follows:

[Describe vacation benefits, payout amounts and timing of payouts].

4)	COBRA Notification: If Employee is currently enrolled in the health/dental/vision insurance plans offered by a Company, then such Company will mail to Employee’s home as required under COBRA, materials explaining how Employee may elect to continue coverage at his or her coverage expense.

5)	Variable and Other Incentive Compensation: [Except as otherwise summarized on Exhibit A,] Employee is not entitled to any bonus, commission, variable compensation or other performance-based or equity compensation.

6)	Net Payments: All amounts payable to Employee will be reduced by applicable payroll withholding and deductions for any moneys owed by Employee to the Companies.

7)	Termination Payments: ZixCorp will pay Employee the amounts described in this paragraph 7), subject to Employee satisfying the conditions in paragraph 9). Employee acknowledges that he or she would not be entitled to these termination payments except to the extent they are made available under this Agreement.

Revised March 2018 (40)	12

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

a)	Payment in Lieu of Notice: ZixCorp will pay Employee the amount of $_______________, equivalent to ________ weeks salary, in lieu of providing employee with advance notice of termination (“Payment in Lieu of Notice”).

b)	Severance Payment: ZixCorp will pay Employee the following as a severance payment (“Severance Payment”), which Employee is not otherwise entitled to receive:

[Describe severance benefits (including retention), payout amounts and timing of payouts].

8)	Form and Timing of Payments. ZixCorp will pay the amounts described in paragraph 7) promptly after ZixCorp receives the signed Agreement from Employee within the period described in paragraph 18), except that the Severance Payment will not be payable to Employee until the Revocation Period has expired (and no such revocation thereunder has occured). ZixCorp may make any or all payments to Employee by way of check or electronic deposit to Employee’s designated bank account.

9)	Conditions for Receiving Termination Payments: In order for Employee to be eligible to receive the Payment in Lieu of Notice or the Severance Payment described in paragraph 7), Employee must do all of the following:

a)	Sign and return this Agreement in accordance with paragraph 18); and

b)	Return to ZixCorp all articles and equipment (such as key cards, mobile telephones, computer equipment, software, documents) that any of the Companies provided to Employee.

10)	Waiver and Release of Employee Claims: In exchange for the payments described in paragraph 7), Employee voluntarily and knowingly waives and releases the Companies and their shareholders, officers, employees, directors, and other agents and their respective successors (“Released Parties”) from all claims and causes of action, known or unknown, asserted or not asserted, fixed or contingent, that Employee may have now or in the future against any of them arising out of, relating to, or in connection with, Employee’s employment with the Companies or separation from employment with the Companies (“Released Claims”). This waiver and release includes, without limitation, the following Released Claims:

a)	claims arising under federal, state, or city or local laws, regulations, or ordinances prohibiting employment discrimination of any type, together with amendments thereto, including without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Family and Medical Leave Act, Sarbanes-Oxley Act, and applicable state human or civil rights laws;

b)	claims for wrongful discharge, breach of contract, or negligence;

c)	claims for emotional distress, defamation, or personal injury, in each case, whether intentional or unintentional;

d)	claims for compensation and benefits, including without limitation, those arising under the Fair Labor Standards Act, the Equal Pay Act, and the Employee Retirement Income Security Act (except for benefit claims under a Company’s 401(k) Plan or similar arrangement arising on or prior to the Termination Date and appropriate and timely benefit claims under a Company’s Health/Dental/Vision Plans [and except as otherwise summarized on Exhibit B]); and

Revised March 2018 (40)	13

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

e)	recovery of any individual damages or other relief on any claim asserted by anyone else in whole or in part on Employee’s behalf.

This waiver and release does not include the release or waiver of any claim for the breach of this Agreement, or of any right or claim that cannot be waived as a matter of law.

11)	Covenant Not To Sue: In exchange for the payments described in paragraph 7), Employee agrees not to commence or maintain any lawsuit or any claim against any Released Party with respect to any Released Claims. If Employee commences or maintains any lawsuit or any claim against any Released Party with respect to any Released Claim, Employee will forfeit and shall repay, as a condition precedent to commencing or maintaining such lawsuit or claim, the Severance Payment, and Employee will indemnify and hold harmless each Released Party with respect to all Released Claims, including attorneys fees and legal expenses. This covenant not to sue does not prohibit Employee from filing a charge of discrimination with the U.S. Equal Opportunity Employment Commission or other complaint with another federal or state agency. In the event any charge, complaint, or other proceeding is filed by Employee or by a third party on Employee’s behalf, Employee agrees not to accept or share in any recovery or relief obtained as a result of any such charge, complaint, or other proceeding.

12)	Litigation; Non-Disparagement: In exchange for the Severance Payment described in paragraph 7)b), subject to Section 13 below, Employee agrees as follows:

a)	He or she will not discuss any non-public information relating to any of the Companies’ business with any person or entity adverse or potentially adverse to any of the Companies in any litigation or contemplated litigation, either directly or indirectly through that person’s or entity’s counsel, other than as required by law.

b)	If Employee is contacted or approached by any person or entity regarding any litigation or contemplated litigation involving any of the Companies, either directly or indirectly through that person’s or entity’s counsel, to the extent permissible under applicable law, Employee will immediately advise the General Counsel of Zix Corporation.

c)	Employee will not, in any individual or representative capacity, make any defamatory or disparaging statements concerning any of the Companies or any of the Released Parties, and will not make any negative remarks that cause harm to such person or entities.

13)	Protected Rights:

a)	Notwithstanding any other provision in this Agreement, including Paragraphs 10), 11), 12), and 14), nothing in this Agreement (a) limits Employee’s ability to file a charge or complaint with any governmental agency or commission (“Government Agencies”); (b) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to ZixCorp; or (c) limits Employee’s right to receive an award for information provided to any Government Agencies.

Revised March 2018 (40)	14

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

b)	Employee acknowledges that, under the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

14)	Other Agreements: Employee understands and acknowledges that he or she continues to be bound by the surviving provisions of his or her other agreements with any of the Companies, including the “Non-Competition, Confidentiality and Intellectual Property Assignment Agreement,” “Mutual Alternate Dispute Resolution Agreement,” the “Termination or Resignation Acknowledgement” signed by Employee, if any, and any stock option agreements. Those agreements continue to be effective beyond the Termination Date in accordance with their terms.

15)	Entire Agreement Regarding Termination. This Agreement is the complete statement of the understandings between ZixCorp and Employee regarding Employee’s separation from employment. Employee represents to ZixCorp that he or she has not relied upon any representations or statements not contained in this Agreement. This Agreement supersedes any other previous agreements, whether oral or in writing, between any of the Companies and Employee, relating to Employee’s separation from employment.

16)	Binding Effect. This Agreement is binding on Employee and any person claiming through him or her, including his or her representatives, heirs, and assigns.

17)	Governing Law. This Agreement will be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Texas, excluding its choice of laws rules, and applicable federal law.

18)	Review Period. Employee understands that, so that he or she may fully consider all of the terms of this Agreement, he or she has twenty-one calendar days, ending at 5:00 PM Central Time on _______________________, _________, in which to accept this Agreement by signing it and delivering it to ZixCorp at the address below or via fax (214) 515-7390 Attention: Janice Rodriguez, Human Resources Manager.

19)	Right of Revocation. Employee may revoke this Agreement after signing it by delivering within seven calendar days after he or she signs it written notice of revocation to ZixCorp at the address below or via fax (214) 515-7390 Attention: Janice Rodriguez, Human Resources Manager.

Revised March 2018 (40)	15

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com

20)	Right to Consult with Attorney: Employee acknowledges that ZixCorp advised Employee that he or she has the right and opportunity to consult with a private attorney concerning this Agreement before signing it.

Each party is signing this Separation Agreement and General Release on the date indicated under its signature.

Employer: ZixCorp		Employee:

By:		Signature:

Name:	David E. Rockvam	Name:

Title:	Chief Financial Officer

Dated:		Dated:

Revised March 2018 (40)	16

ZixCorp Systems, Inc. • 2711 N. Haskell Ave. • Suite 2200, LB 36 • Dallas, Texas 75204-2960

tel: (214) 370-2000 • fax: (214) 515-7385 • www.zixcorp.com